Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of September 4, 2014, by and among Veracyte, Inc., a Delaware corporation (“Parent”), Full Moon Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Allegro Diagnostics Corp., a Delaware corporation (the “Company”), Andrey Zarur, as the Stockholders’ Agent, and solely with respect to Section 2A below, Kodiak Venture Partners III, L.P., (“Kodiak Venture”), Kodiak III Entrepreneurs Fund, L.P. (“Kodiak”) and Catalyst Health Ventures L.P. (“Catalyst”) (Kodiak Venture, Kodiak and Catalyst are each a “Seller Party” and collectively, the “Seller Parties”).  Capitalized terms used in this Agreement are defined and set forth on Exhibit A attached hereto and incorporated herein by reference.

RECITALS

A.                                    Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company on the terms and conditions set forth in this Agreement (the “Merger”) and in accordance with the Delaware General Corporation Law (“Delaware Law”); upon the consummation of the Merger, Merger Sub shall cease to exist, and the Company shall be a wholly-owned subsidiary of Parent.

B.                                    The respective boards of directors of Parent (or a duly authorized committee thereof), Merger Sub and the Company have determined that the Merger is advisable and fair to, and in the best interests of, their respective stockholders, have unanimously approved this Agreement and the Merger on the terms and conditions set forth in this Agreement, and in the case of the Company and Merger Sub, have resolved to recommend the adoption of this Agreement and approval of the Merger by the respective stockholders of the Company and Merger Sub.

C.                                    The Company, the Seller Parties, Parent and the Merger Sub desire to make certain representations, warranties, covenants and other agreements in connection with the Merger as set forth herein;

D.                                    As an inducement for Parent and Merger Sub to enter into this Agreement, each director and executive officer of the Company and each Seller Party has entered into the Stockholder Support Agreement of even date in favor of Parent (the “Support Agreement”), and in accordance with its terms, immediately after the execution and delivery of this Agreement, the Seller Parties will execute and deliver a written consent of stockholders, in the form attached as an exhibit to the Support Agreement, approving and adopting, among other things, this Agreement and the Merger on the terms and conditions set forth herein.

E.                                    It is intended that the Merger shall qualify as a “reorganization” within the meaning of Code Section 368(a).

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

AGREEMENT

1.                                      DESCRIPTION OF TRANSACTION

1.1                               Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3) and in accordance with Delaware Law, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2                               Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of Delaware Law. Without limiting the foregoing, at the Effective Time, the Surviving Corporation shall possess all the properties, rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub as provided under Delaware Law.

1.3                               Closing; Effective Time. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Silicon Counsel, LLP, 228 Hamilton Avenue, 3rd Floor, Palo Alto, California 94301, at 10:00 a.m. (Pacific Time), or on a date and time to be designated by Parent and the Company, which shall in no event be later than the second business day following the satisfaction or, to the extent permitted by applicable Legal Requirements, waiver of all conditions to the obligations of the parties set forth in Section 6 and Section 7 (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date).  The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”  Contemporaneously with or as soon as practicable on or promptly following the Closing Date, the parties shall cause a certificate of merger substantially in the form attached as Exhibit B to be executed and filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”), executed in accordance with the relevant provisions of Delaware Law. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such other time as the parties shall agree and as shall be specified in the Certificate of Merger. The date and time when the Merger shall become effective is herein referred to as the “Effective Time.”

1.4                               Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time:

(a)                                 the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be the certificate of incorporation set forth on Exhibit C attached hereto;

(b)                                 the bylaws of Merger Sub in effect as of immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the terms thereof and as provided by Delaware Law; and

(c)                                  the directors and officers of the Surviving Corporation shall be those of Merger Sub as of immediately prior to the Effective Time.

1.5                               Cancellation and Conversion of Shares. Subject to Sections 1.10, 1.11, and 1.12, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company, the stockholders of the Company or any other Person:

(a)                                 each share of the common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into one (1) fully paid, nonassessable share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation at the Effective Time;

(b)                                 each share of Company Capital Stock: (i) held in the treasury of the Company on or prior to the Effective Time; or (ii) held by Parent or the Company immediately prior to the Effective Time (the shares referred to in clauses “(i)” and “(ii)” of this sentence being the “Cancelled Shares”), shall be extinguished and cancelled and shall cease to exist, without payment of any consideration with respect thereto;

(c)                                  each share of Series A-1 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and the Dissenting Shares) shall convert into the right to receive from Parent (A) such share’s Series A-1 Per Share Cash Amount plus (B) such share’s Series A-1 Per Share Stock Amount, and subject to the provisions of Section 1.7 hereof, the Series A-1 Per Share Escrow Amount and the Series A-1 Per Share Holdback Amount; and

(d)                                 each share of Company Capital Stock (other than shares of Series A-1 Preferred Stock)  issued and outstanding immediately prior to the Effective Time (other than the Cancelled Shares and the Dissenting Shares) shall convert into the right to receive from Parent zero dollars and zero cents and no consideration of any kind.

The amount of cash, if any, that each stockholder of the Company is entitled to receive for the shares of Series A-1 Preferred Stock held by such stockholder shall be rounded to the nearest cent (with $0.005 being rounded upward) and computed after aggregating the cash amounts payable for all shares held by such stockholder.

1.6                               Treatment of Options, Warrants and Convertible Notes.

(a)                                 Company Options. At the Effective Time, each unexercised Company Option that is outstanding immediately prior to the Effective Time (whether vested or unvested) shall be cancelled, terminated and extinguished without payment of any consideration with respect thereto, and prior to the Closing, the Company shall take all action that may be necessary  (under the Company Option Plans or otherwise) to effectuate the provisions of this Section 1.6(a) and to ensure that, from and after the Effective Time, each holder of an outstanding Company Option shall cease to have any rights with respect thereto. Parent shall not continue or assume any of the outstanding Company Options nor shall Parent substitute on an equitable basis for the shares of Company Common Stock subject to each Company Option the consideration, if any, payable for the shares of Company Common Stock in connection with the Merger or any securities of Parent or the Surviving Corporation. Neither Parent, the Company nor the Surviving Corporation nor any of their respective subsidiaries is or will be bound by any Company Option or other stock rights under options, warrants, rights or agreements that would entitle any Person, other than the Merger Sub or its Affiliates, to own any capital stock of the Company, the Surviving Corporation or any of their respective subsidiaries.

(b)                                 Promissory Notes.

(i)                                     Convertible Notes. All amounts outstanding (including of principal and accrued and unpaid interest) under all Convertible Notes that remain issued and outstanding prior to the Effective Time shall, without any action on the part of any holder thereof, automatically convert into shares of Series A-1 Preferred Stock immediately prior to the Effective Time, and prior to the Closing, the Company shall take all action that may be necessary to effectuate the provisions of this Section 1.6(b) and to ensure that, from and after the Effective Time, each holder of outstanding Convertible Notes shall cease to have rights with respect thereto, other than in respect of the shares of Series A-1 Preferred Stock issued upon conversion thereof prior to the Effective Time.

(ii)                                  Subordinated Note.  All amounts outstanding (including of principal and accrued and unpaid interest) under the Subordinated Note that remain issued and outstanding prior to the Effective Time shall be paid to the Subordinated Lender from the Initial Cash Consideration pursuant to Section 1.12(d).

(c)                                  No Fractional Shares. Notwithstanding any other provision in this Agreement to the contrary, no fraction of a share of Parent Common Stock will be issued and all issuances of Parent Common Stock will be rounded down to the nearest whole number of shares of Parent Common Stock.  Any Covered Securityholder who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share, be paid by Parent in cash the dollar amount (rounded up to the nearest whole cent) determined by multiplying such fraction by the Fair Market Value of a share of Parent Common Stock.

1.7                               Escrow Fund and Holdback.

(a)                                 Escrow Fund.  On the Closing Date, Parent shall deliver to U.S. Bank National Association, as escrow agent (or its successor, the “Escrow Agent”), $2,625,000 (the “Escrow Amount” and together with the earnings based on investment of the Escrow Amount (the “Escrow Earnings”), as described in the Escrow Agreement, “Escrow Fund”), to be held in a single escrow account (the “Escrow Account”) and administered by the Escrow Agent in accordance with the terms and provisions of the escrow agreement, substantially in the form attached hereto as Exhibit D as revised by Parent and the Company in good faith to conform the provisions thereof to the provisions set forth in this Section 1.7, Section 1.10, Section 9 and Section 10.1 (the “Escrow Agreement”), which shall be executed and delivered by Parent, the Escrow Agent and the Stockholders’ Agent at the Closing. The costs and expenses of Escrow Agent shall be deducted from the Escrow Fund. The Escrow Amount shall be available to satisfy the indemnification, compensation and reimbursement obligations of the Covered Securityholders for Losses in accordance with Section 9 and for purposes of the post-closing adjustments contemplated under Sections 1.8 and 1.9, and shall be held by the Escrow Agent in escrow from the Closing Date until the fifteen (15) month anniversary of the Closing Date (the “Escrow Release Date”) upon which Escrow Release Date (or if such day is not a business day, on the next succeeding business day), any remaining funds in the Escrow Account (less any amounts that as of such date are subject to any Indemnification

Claim pursuant to Section 9) shall be released to the Covered Securityholders in accordance with the terms of the Escrow Agreement.

(b)                                 Holdback.  On the Closing Date, Parent shall holdback $100,000 from the Initial Cash Consideration (the “Holdback Amount”) to be held by Parent in a separate account (the “Holdback Account”) for purposes of the post-closing adjustments contemplated under Section 1.8 and Section 1.9 hereof.  The Holdback Amount shall be released by Parent following the final determination of required adjustments, if any, made in accordance to the terms of Section 1.8 and Section 1.9, and thereafter Parent shall disburse any portion of the Holdback Account not otherwise due to Parent and remaining after reconciliation of the Final Adjustment and Parent Cash True-Up Claim, as applicable, to the Stockholders’ Agent for distribution to the Covered Securityholders in accordance with this Agreement.

1.8                               Working Capital Adjustment

(a)                                 No later than three (3) business days prior to the Closing Date, the Company will prepare and deliver to Parent an estimated Net Working Capital statement (“Estimated Net Working Capital Statement”), certified by the Company’s Chief Financial Officer, setting forth (i) a reasonably detailed calculation of the estimated Net Working Capital as of the close of business on the Closing Date (“Estimated Net Working Capital”), in substantially the same form as, and using the same line items, accounting and calculation methodology set forth in, the sample statement on Schedule 1.8 (which shall be in accordance with GAAP, except for any exceptions expressly stated on Schedule 1.8), and (ii) a calculation of the Estimated Adjustment.  For purposes of this Agreement, (A) “Net Working Capital” shall mean an amount equal to Specified Current Assets minus the Specified Current Liabilities calculated in accordance with GAAP consistently applied; (B) “Estimated Adjustment” means the amount, if any, by which the Estimated Net Working Capital is more or less than the Net Working Capital Target, and (C) “Net Working Capital Target” shall mean $-25,000.  If the Net Working Capital Target exceeds the Estimated Net Working Capital, then the Initial Cash Consideration will be decreased by the absolute value of the Estimated Adjustment, subject to further adjustment in accordance with this Section 1.8.  If the Estimated Net Working Capital exceeds the Net Working Capital Target, then the Initial Cash Consideration will be increased by the absolute value of the Estimated Adjustment, subject to further adjustment in accordance with this Section 1.8.  For the avoidance of doubt, if the Estimated Net Working Capital is -$100,000, then the Estimated Adjustment shall be $75,000 and the Initial Cash Consideration shall be decreased by $75,000.

(b)                                 Within sixty (60) days following the Closing Date, Parent will prepare and deliver to the Stockholders’ Agent a Net Work Capital statement (“Final Net Working Capital Statement”), certified by an appropriate officer of Parent, setting forth (i) a reasonably detailed calculation of the Net Working Capital as of the close of business on the Closing Date (“Final Net Working Capital”), in substantially the same form as, and using the same line items, in accordance with GAAP, consistently applied as set forth in Schedule 1.8, and (ii) a calculation of the Final Adjustment.  For purposes of this Agreement, the “Final Adjustment,” which may be positive or negative, will be an amount equal to the Net Working Capital Target minus the Final Net Working Capital minus the Estimated Adjustment, if any.  For the avoidance of doubt, based on the example in Section 1.8(a) above, if the Final Net Working Capital is -$90,000, the Final Adjustment would be -$10,000 and the Initial Cash Consideration shall be increased by $10,000.  Parent will make available to the Stockholders’ Agent and each of their accountants the work papers and back-up materials used in preparing the Final Net Working Capital Statement, and upon reasonable advance notice, those employees of the Surviving Corporation or Parent who participated in the preparation of the Final Net Working Capital Statement.

(c)                                  If the Stockholders’ Agent does not deliver any objections to Parent’s determination of the Final Net Working Capital Statement and the Final Adjustment within sixty (60) days after receiving such calculations, then Parent’s determination will be final, non-appealable and binding on the parties.  If the Stockholders’ Agent has any objections to the Final Net Working Capital Statement, then the Stockholders’ Agent must deliver a reasonably detailed statement describing the objections to Parent’s determination of the Final Net Working Capital Statement or the Final Adjustment within sixty (60) days after receiving such Final Net Working Capital Statement and corresponding statement, including any supporting schedules, analyses, working papers and other documentation relating to such objections, and setting forth the Stockholders’ Agent’s determination of the Final Net Working Capital Statement and the Final Adjustment.  Parent and the Stockholders’ Agent will use commercially reasonable efforts to resolve any such objections themselves through good faith negotiation.  If they are able to negotiate a mutually agreeable resolution of each objection, the Final Net Working Capital Statement and the calculation of the Final Adjustment based thereon, as adjusted to reflect such resolution, will be deemed final, non-appealable and binding for purposes of this Agreement.  If the parties do not obtain a final resolution of all objections within the 30-day period after delivery of the Stockholders’ Agent’s objections to the Final Net Working Capital Statement, then Parent and the Stockholders’ Agent will select a mutually acceptable, nationally-recognized accounting firm that is unaffiliated with any of the Surviving Corporation, the Stockholders’ Agent or Parent to resolve any remaining objections (the “Independent Accountant”).  Each of the Stockholders’ Agent and Parent shall submit a written submission to the Independent Accountant setting forth its position with respect to any unresolved objections to the Final Net Working Capital Statement and the calculation of the Final Adjustment based thereon. The Independent Accountant will determine only with respect to the disputed items submitted whether and to what extent, if any, the Final Net Working Capital Statement and calculation of the Final Adjustment delivered by Parent requires adjustment.  Further, the Independent Accountant will make its determination based solely on the written submissions by the Stockholders’ Agent and Parent and not on independent review.  The Independent Accountant shall act as an expert and not an arbitrator.  The Independent Accountant shall only review such items that remain in dispute and shall make no adjustments that would cause any such item to be greater than the higher of, or less than the lower of, the amounts proposed by Parent and the Stockholders’ Agent for such item.  The determination made by the Independent Accountant will be set forth in writing and will be final, non-appealable and binding upon the parties.  The costs of the Independent Accountant will be borne by Parent and the Stockholders’ Agent in proportion to the difference of each such party’s determination of the Final Adjustment and the determination of the Independent Accountant, or equally by Parent and the Stockholders’ Agent if the determination by the Independent Accountant is equidistant from the determinations of each of the parties.

(d)                                 Following the final determination of the Final Net Working Capital Statement and the Final Adjustment, (i) if the Final Adjustment is a positive number (i.e., the Final Net Working Capital exceeds the Estimated Adjustment, if any), then the Initial Cash Consideration will be increased by the amount of the Final Adjustment, and Parent will pay to the Covered Securityholders, by wire transfer or delivery of other immediately available funds, an amount equal to the Final Adjustment and any remaining amounts in the Holdback Account not otherwise used to satisfy the obligations under Section 1.9 hereof, or (ii) if the Final Adjustment is a negative number (i.e., the Final Net Working Capital is less than the Estimated Adjustment, if any), then the Initial Cash Consideration will be decreased by the absolute value of the Final Adjustment, and Parent shall deduct from the Holdback Account and retain an amount in cash equal to the absolute value of the Final Adjustment, and if amount of the absolute value of the Final Adjustment exceeds the funds remaining in the Holdback Account, then the Escrow Agent will pay to Parent out of the Escrow Account, by wire transfer or delivery of other immediately available funds, an amount, in cash, equal to the absolute value of the Final Adjustment minus any amount recovered out of the Holdback Account.

1.9                               Indebtedness Adjustment

(a)                                 No later than three (3) business days prior to the Closing Date, the Company will deliver to Parent a certificate, executed by an appropriate officer of the Company (the “Indebtedness Certificate”), setting forth (i) a reasonable, good faith estimate of the amounts of  Indebtedness as of the date of delivery of the Indebtedness Certificate, and (ii) a reasonable, good faith estimate of the Indebtedness as of the end of business on the Closing Date (“Closing Indebtedness”).

(b)                                 Within sixty (60) days following the Closing Date, Parent will prepare and deliver to the Stockholders’ Agent via email at azarur@kodiakvp.com a statement, certified by an appropriate officer of Parent, setting forth its calculations of the Closing Indebtedness (“Closing Indebtedness Statement”).  Parent will make available to the Stockholders’ Agent and its accountants the back-up materials used in preparing its calculations of the Closing Indebtedness, and upon reasonable advance notice, those employees of Parent or the Surviving Corporation who participated in preparing its calculations of the Closing Indebtedness.  If Parent does not deliver the Closing Indebtedness Statement to the Stockholders’ Agent within sixty (60) days following the Closing Date, then the calculations of the Closing Indebtedness set forth in the Indebtedness Certificate will be final, non-appealable and binding on the parties.

(c)                                  If the Stockholders’ Agent does not deliver any objections to Parent’s determination of the Closing Indebtedness Statement within thirty (30) days after receiving such calculations, then Parent’s determination will be final, non-appealable and binding on the parties.  If the Stockholders’ Agent has any objections to the Closing Indebtedness Statement, then the Stockholders’ Agent must deliver a reasonably detailed statement describing the objections to Parent’s determination of the Closing Indebtedness within thirty (30) days after receiving such Closing Indebtedness Statement, including any supporting schedules, analyses and other documentation relating to such objections, and setting forth the Stockholders’ Agent’s determination of the Closing Indebtedness.  Parent and the Stockholders’ Agent will use commercially reasonable efforts to resolve any such objections themselves through good faith negotiation.  If they are able to negotiate a mutually agreeable resolution of each objection, the calculation of the Closing Indebtedness, as adjusted to reflect such resolution, will be deemed final, non-appealable and binding for purposes of this Agreement.  If the parties do not obtain a final resolution of all objections within the 30-day period after delivery of the Stockholders’ Agent’s objections to the Closing Indebtedness Statement, then Parent and the Stockholders’ Agent will engage an Independent Accountant.  Each of the Stockholders’ Agent and Parent shall submit a written submission to the Independent Accountant setting forth its position with respect to any unresolved objections to the Closing Indebtedness Statement and the calculation of the Closing Indebtedness based thereon.  The Independent Accountant will determine only with respect to the disputed items submitted whether and to what extent, if any, the calculation of Closing Indebtedness delivered by Parent requires adjustment.  Further, the Independent Accountant will make its determination based solely on the written submissions by the Stockholders’ Agent and Parent and not on independent review.  The Independent Accountant shall act as an expert and not an arbitrator.  The Independent Accountant shall only review such items that remain in dispute and shall make no adjustments that would cause any such item to be greater than the higher of, or less than the lower of, the amounts proposed by Parent and the Stockholders’ Agent for such item.  The determination made by the Independent Accountant will be set forth in writing and will be final, non-appealable and binding upon the parties.  The costs of the Independent Accountant will be borne by Parent and the Stockholders’ Agent in proportion to the difference of each such party’s determination of Closing Indebtedness and the determination of the Independent Accountant, or equally by Parent and the Stockholders’ Agent if the determination by the Independent Accountant is equidistant from the determinations of each of the parties.

(d)                                 Following the final determination of the Closing Indebtedness pursuant to Section 1.8(b) or Section 1.8(c), (i) if the amount of Closing Indebtedness as so finally determined (the “Final Closing Indebtedness”) is more than the amount set forth on the Indebtedness Certificate (the “Estimated Closing Indebtedness”), then the Cash Consideration will be decreased by the amount by which the Final Closing Indebtedness exceeds the Estimated Closing Indebtedness and Parent shall deduct from the Holdback Account and retain an amount, in cash, equal to such excess (the “Parent Cash True-Up Claim”) up to the Holdback Amount, and if the amount of Parent Cash True-Up Claim exceeds the Holdback Account, then the Escrow Agent will pay to Parent out of the Escrow Account (without respect to the Basket), by wire transfer or delivery of other immediately available funds, an amount, in cash, equal to Parent Cash-True Up Claim minus the amount recovered out of the Holdback Account. There shall be no adjustment to the Merger Consideration if the amount of Final Closing Indebtedness is less than the Estimated Closing Indebtedness.

1.10                        Adjustments.  In the event that the Company, at any time or from time to time between the date of this Agreement and the Effective Time, declares or pays any dividend on shares of Company Capital Stock payable in shares of Company Capital Stock or in any right to acquire shares of Company Capital Stock, or effects a subdivision of the outstanding shares of Company Capital Stock into a greater number of shares of shares of Company Capital Stock, or in the event the outstanding shares of Company Capital Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Company Capital Stock, or a record date with respect to any of the foregoing shall occur during such period, then the amounts payable in respect of shares of Company Capital Stock pursuant to Section 1.5 shall be appropriately adjusted.

1.11                        Dissenting Shares. Notwithstanding any provisions of this Agreement to the contrary, shares of Company Capital Stock held by a holder who has exercised appraisal right for such shares in the Merger under Section 262 of Delaware Law (the “Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive a portion of the Merger Consideration unless and until such holder loses such holder’s right to appraisal and payment under Delaware Law. If, after the Effective Time, any such holder loses such holder’s right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration to which such holder is entitled, without interest, and such holder shall have all of the other rights of a stockholder set forth hereunder. Prior to the Closing, the Company shall give Parent and, after the Closing, Parent shall give the Stockholders’ Agent prompt notice of any demands received by the Company or the Surviving Corporation for appraisal of shares of Company Capital Stock, attempted written withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company or the Surviving Corporation relating to stockholders’ rights to appraisal with respect to the Merger. Following the Effective Time, Parent shall have the opportunity to direct all negotiations and proceedings with respect to any exercise of such appraisal rights under Delaware Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for payment of fair value for Company Capital Stock or offer to settle or settle any such demands, other than by operation of law or pursuant to a final order of a court of competent jurisdiction.

1.12                        Exchange Procedures.  At the Closing:

(a)                                 Escrow Amount.  Parent shall deposit the Escrow Amount with the Escrow Agent into the Escrow Account established pursuant to the Escrow Agreement.  The Escrow Fund shall be held, invested and distributed as provided in the Escrow Agreement and this Agreement.

(b)                                 Holdback Amount.  Parent shall deposit the Holdback Amount in the Holdback Account, which shall be held and distributed as provided in Sections 1.7(b), 1.8 and 1.9 of this Agreement.

(c)                                  Exchange of Company Stock Certificates.  Each Covered Stockholder shall deliver to the Transfer Agent a letter of transmittal in substantially the form of Exhibit E hereto (the “Letter of Transmittal”) together with the certificates for shares of Company Capital Stock (“Company Stock Certificates”) held by such Covered Securityholder.  Upon the surrender to the Transfer Agent of a Company Stock Certificate (or an affidavit of lost stock certificate and indemnity agreement as described in Section 1.12(g)), together with a duly executed and properly completed Letter of Transmittal and such other documents as provided in the Letter of Transmittal, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor his, her or its portion of the Cash Consideration and the Stock Consideration in accordance with Section 1.5 and this Section 1.12, and the Company Stock Certificate so surrendered shall forthwith be canceled.

(d)                                 Cash Consideration and Stock Consideration.   Parent shall (i) pay, or cause to be paid, the Cash Consideration to the parties set forth on Schedule 1.12(d) attached hereto (each such party, a “Schedule 1.12(d) Payment Recipient”), and (ii) promptly, and in any event within two (2) business days of the Closing, deliver irrevocable instructions to the Transfer Agent directing the Transfer Agent to deliver the Stock Consideration to the Covered Securityholders, substantially in the form set forth in Exhibit F (the “Irrevocable Instructions”). From and after the Effective Time, each Company Stock Certificate which prior to the Effective Time represented shares of Company Capital Stock (other than Cancelled Shares or Dissenting Shares) shall be deemed to represent only the right to receive the Cash Consideration and Stock Consideration, as well as a proportionate share of the Escrow Fund and Holdback Amount, if any, payable with respect to such shares, and the holder of each such Company Stock Certificate shall cease to have any rights with respect to the shares of Company Capital Stock formerly represented thereby.

(e)                                  Transfer of Ownership.  If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Company Capital Stock surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Company Capital Stock so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Company Capital Stock surrendered, or established to the reasonable satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

(f)                                   Lost, Stolen or Destroyed Company Stock Certificates.  In the event any Company Stock Certificate representing shares of Company Capital Stock converted in connection with the Merger pursuant to Section 1.5  shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of any Merger Consideration with respect to the shares of Company Capital Stock previously represented by such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to execute and deliver an indemnity agreement (without the need to post any bond) against any claim that may be made against the Paying Agent, Parent, the Surviving Corporation or any affiliated party with respect to such Company Stock Certificate.

(g)                                  Withholding. Notwithstanding anything to the contrary contained in this Agreement, each of Parent, the Surviving Corporation and the Transfer Agent shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any Covered Securityholder or former security holder of the

Company such amounts as are required to be deducted or withheld therefrom or in connection therewith under the Code or any provision of state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be paid over to the appropriate Governmental Body and such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.                                      REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants, to and for the benefit of Parent and Merger Sub, as of the date hereof and as of the Closing Date, as follows (as modified by the Disclosure Schedule to the extent permitted by Section 10.17):

2.1                               Due Organization; Subsidiaries; Etc.

(a)                                 Organization. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has full power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts to which it is a party or by which it is bound.

(b)                                 Qualification. The Company is qualified, licensed or admitted to do business as a foreign corporation, and is in good standing, under the laws of each jurisdiction where (i) the property owned, leased or operated by it or the nature of its business requires such qualification, license or admission and (ii) the failure to be so qualified, licensed or admitted would have a Material Adverse Effect.  Section 2.1(b) of the Disclosure Schedule accurately sets forth each jurisdiction where the Company is qualified, licensed and admitted to do business.

(c)                                  Directors and Officers. Section 2.1(c) of the Disclosure Schedule accurately sets forth as of the date hereof: (i) the names of the members of the board of directors of the Company; (ii) the names of the members of each committee of the board of directors of the Company; and (iii) the names and titles of the officers of the Company.

(d)                                 No Subsidiaries. The Company does not own, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. The Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. The Company has not agreed and the Company is not obligated to make any future investment in or capital contribution to any Entity. The Company has not guaranteed and is not responsible or liable for any obligation of any Entity.

2.2                               Charter Documents; Records. The Company has made available to Parent accurate and complete copies of: (a) the certificate of incorporation and bylaws, including all amendments thereto, of the Company as in effect on the date hereof (the “Charter Documents”); and (b) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders or members, the board of directors and all committees of the board of directors of the Company during the last five (5) years, which minutes or other records contain a complete summary of all meetings of directors and stockholders, and all actions taken thereat or by written consent during the last five (5) years. All actions taken and all transactions entered into by the Company that were required to have been approved by the board of directors of the Company have been duly approved by all necessary action of the board of directors of the Company. All actions taken and all transactions entered into by the Company that were required to have been approved by the stockholders of the Company have been duly approved by all necessary action of the stockholders of the Company. There has been no material violation of any of the provisions of the Charter Documents, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Company’s stockholders, board of directors or any committee of the board of directors. The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices and all applicable Legal

Requirements.

2.3                               Capitalization.

(a)                                 Outstanding Securities. The authorized capital stock of the Company consists of: (i) 65,082,781 shares of Company Common Stock, of which 809,114 shares are issued and outstanding as of the date of this Agreement; and (ii) 46,695,897 shares of Company Preferred Stock, 44,145,897 of which have been designated Series A Preferred Stock 4,094,795 of which are issued and outstanding as of the date of this Agreement and 2,550,000 of which have been designated Series A-1 Preferred Stock, of which 2,510,098 are issued and outstanding as of the date of this Agreement. There are no shares of capital stock held in the Company’s treasury. Except as set forth in Section 2.3(a) of the Disclosure Schedule, the Company has never declared or paid any dividends on any shares of Company Capital Stock. Section 2.3(a) of the Disclosure Schedule sets forth, as of the date of this Agreement, the names of the Company’s stockholders, the addresses of the Company’s stockholders and the class, series and number of shares of Company Capital Stock owned of record by each of such stockholders. All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable, and, except as set forth in Section 2.3(a) of the Disclosure Schedule, none of such shares is subject to any repurchase option, forfeiture provision or restriction on transfer (other than restrictions on transfer imposed by virtue of applicable federal and state securities laws). Each share of Company Preferred Stock is convertible into the number of shares of Company Common Stock set forth in Section 2.3(a) of the Disclosure Schedule.

(b)                                 Stock Options. The Company has reserved 1,490,656 shares of Company Common Stock for issuance under the Company Option Plans, of which options with respect to 1,194,998 shares are outstanding as of the date of this Agreement. Section 2.3(b) of the Disclosure Schedule accurately sets forth, with respect to each Company Option that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Option; (ii) the total number of shares of Company Common Stock that are subject to such Company Option and the number of shares of Company Common Stock with respect to which such Company Option is vested and exercisable; (iii) the date on which such Company Option was granted and the term of such Company Option; (iv) the vesting schedule for such Company Option and whether the vesting of such Company Option shall be subject to any acceleration in connection with the Merger or any of the other transactions contemplated by this Agreement; (v) the exercise price per share of Company Common Stock purchasable under such Company Option; and (vi) whether such Company Option is an “incentive stock option” as defined in Section 422 of the Code or subject to Section 409A of the Code. Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, each such grant was made in accordance with the terms of the applicable compensation plan or arrangement of the Company and all other applicable Legal Requirements, the per share exercise price of each Company Option was equal to the fair market value of a share of Company Common Stock on the applicable Grant Date, each Company Option is exempt from Section 409A of the Code and the applicable Treasury Regulations and each such grant was properly accounted for in accordance with GAAP in the Audited Financial Statements.  The Company has not granted any Company Option since January 1, 2014.  No Company Option (whether currently outstanding or previously exercised) is, has been or would be, as applicable, reasonably expected to be subject to any tax, penalty or interest under Section 409A of the Code. Neither the Company nor Parent has incurred or will incur any liability or obligation to withhold taxes under Section 409A of the Code upon the vesting of any Company Options. All options with respect to shares of Company Common Stock that were ever issued by the Company ceased to vest on the date on which the holder thereof ceased to be an employee or director of or a consultant to the Company. The exercise of the Company Options and the payment of cash in respect thereof complied and will comply with the terms of the Company Option Plans, all Contracts applicable to such Company Options and all Legal Requirements and, as of the Closing, no holder or former holder of a Company Option will have any rights with respect to such Company Option.

(c)                                  Warrants. There are no Company Warrants outstanding as of the date of this Agreement.

(d)                                 Convertible Securities. Section 2.3(d) of the Disclosure Schedule accurately sets forth,

with respect to each Promissory Note that is outstanding as of the date of this Agreement: (i) the name of the holder of such Promissory Note; (ii) the date on which such Promissory Note was issued and the term of such Promissory Note and (iii) the pay-off amount of such Promissory Note. The Company has made available to Parent accurate and complete copies of each Contract pursuant to which any Promissory Note, including the Convertible Notes, is outstanding. Prior to the date hereof, all Senior Notes and all Junior Notes have automatically converted into shares of Company Series A-1 Preferred Stock.  Effective upon the Closing, (A) the Subordinated Note, together with accrued interest thereon, will be repaid and cancelled, (B) no holder or former holder of a Promissory Note will thereafter have any further rights with respect to such Promissory Note, and (C) no Promissory Notes will be outstanding.

(e)                                  No Other Securities. Except as set forth in Section 2.3(b) or Section 2.3(d) of the Disclosure Schedule, there is no: (i) outstanding subscription, option, call, convertible note, warrant or right (whether or not currently exercisable) to acquire any shares of Company Capital Stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of Company Capital Stock (or cash based on the value of such shares) or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of Company Capital Stock or any other securities, including any promise or commitment to grant Company Options or other securities of the Company to an employee of or other service provider to the Company; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of Company Capital Stock or other securities of the Company.  As of the Effective Time, there will be no outstanding options, warrants or other rights to purchase shares of Company Capital Stock.

(f)                                   Legal  Issuance. All outstanding shares of Company Capital Stock and all outstanding Company Options and Convertible Notes and all other securities that have ever been issued or granted by the Company have been issued and granted in compliance with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in all applicable Contracts. None of the outstanding shares of Company Capital Stock were issued in violation of any preemptive rights or other rights to subscribe for or purchase securities of the Company. Section 2.3(f) of the Disclosure Schedule accurately identifies each Company Contract relating to any securities of the Company that contains any information rights, registration rights, financial statement requirements or other terms that would survive the Closing unless terminated or amended prior to the Closing.

(g)                                  Repurchased Shares.  The Company has never repurchased or redeemed any shares of capital stock.

2.4                               Financial Statements and Related Information.

(a)                                         Delivery of Financial Statements. The Company has made available  to Parent the following financial statements and notes (collectively, the “Company Financial Statements”): (i) the audited balance sheets of the Company as of the three (3) most recently completed fiscal years ended on December 31 prior to the date hereof, and the related audited statements of income, statements of stockholders’ equity and statements of cash flows for such fiscal years, together with the notes thereto and the unqualified report and opinion of the Company’s auditor relating thereto (the “Audited Financial Statements”); and (ii) the unaudited balance sheet of the Company as of July 31, 2014 (the “Interim Balance Sheet”), and the related unaudited statement of income, statement of stockholders’ equity and statement of cash flows for such period (the “Interim Balance Sheet Date”).

(b)                                         Fair Presentation. The Company Financial Statements present fairly in all material respects the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby. The Company Financial Statements have been prepared, subject in the case of the financial statements referred to in Section 2.4(a)(ii) to normal recurring year-end adjustments, all in accordance with GAAP applied on a consistent basis throughout the periods covered, except that the financial statements referred to in Section 2.4(a)(ii) do not contain footnotes.

(c)                                          Internal Controls. The books, records and accounts of the Company accurately and fairly reflect, in reasonable detail, the transactions in and dispositions of the assets of the Company. The internal accounting controls maintained by the Company are sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Section 2.4(c) of the Disclosure Schedule describes the Company’s internal accounting controls, and the Company has delivered to Parent copies of, all written descriptions of the Company’s internal accounting controls, and all policies, manuals and other documents promulgating, such internal accounting controls.

2.5                               Liabilities.

(a)                                 No Liabilities. The Company has no accrued, contingent or other Liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for: (i) Liabilities identified as such in the “liabilities” column of the Interim Balance Sheet; (ii) Liabilities of the same nature as those set forth on the Interim Balance Sheet that have been incurred by the Company since the Interim Balance Sheet Date in the ordinary course of business and consistent with the Company’s past practices; (iii) Liabilities under the Company Contracts that are expressly set forth in and identifiable by reference to the text of such Company Contracts; and (iv) the Liabilities that are satisfied by the payments made in accordance with Section 1.12(d) to the Schedule 1.12(d) Payment Recipients that will be paid from the Initial Cash Consideration.

(b)                                 Accounts Payable. Section 2.5(b) of the Disclosure Schedule provides an accurate and complete breakdown and aging of: (i) all accounts payable of the Company in excess of $10,000 as of the Interim Balance Sheet Date; and (ii) all notes payable of the Company and all other Indebtedness of the Company for borrowed money as of the Interim Balance Sheet Date.

(c)                                  Accrued Site Payments.  Section 2.5(c) of the Disclosure Schedule provides an accurate and complete breakdown of all payments due from the Company as of the date hereof to sites which have been involved in the testing, collection, maintenance, or assessment of patients and related samples.

(d)                                 No “Off-Balance Sheet” Arrangements. The Company has never effected or otherwise been involved in any “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K under the Exchange Act). Without limiting the generality of the foregoing, the Company has never guaranteed any debt or other obligation of any other Person.

2.6                               Absence of Changes.  Except as set forth in Section 2.6 of the Disclosure Schedule, since the Interim Balance Sheet Date through the date of this Agreement:

(a)                                 there has not been any Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Material Adverse Effect;

(b)                                 there has not been any material loss, damage or destruction to, or any material interruption in the use of, the Company’s material assets (whether or not covered by insurance), or any revaluation by the Company of any of its assets;

(c)                                  the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of its capital stock or other securities, and the Company has not repurchased, redeemed or otherwise reacquired any shares of its capital stock or other securities;

(d)                                 the Company has not sold, issued, granted or authorized the sale, issuance or grant of: (i) any capital stock or other security; (ii) any option, call, warrant or right to acquire any capital stock or other security (except for Company Options  described  in Section 2.3(b)); (iii) any instrument convertible into or exchangeable for any capital stock (or cash based on the value of such capital stock) or other security (except for Company Preferred Stock that may be issued upon conversion of Convertible Notes); or (iv) any Convertible Notes;

(e)                                  the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under: (i) any provision of any Company Option Plan; (ii) any provision of any agreement evidencing any outstanding Company Option; or (iii) any restricted stock agreement;

(f)                                   there has been no amendment to any of the Charter Documents of the Company, and the Company has not effected or been a party to any Acquisition Proposal, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g)                                  the Company has not made any capital expenditure or commitment to make any capital expenditure in any individual amount exceeding $25,000 or, in the aggregate, exceeding $50,000;

(h)                                 the Company has not amended or prematurely terminated, or waived any material right or remedy under, any Contract that is or would constitute a Material Contract (as defined in Section 2.15(a));

(i)                                     the Company has not: (i) acquired, leased or licensed any right or other asset from any other Person: (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person; or (iii) waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices of the Company;

(j)                                    the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness in excess of $10,000 with respect to a single matter, or in excess of $50,000 in the aggregate;

(k)                                 the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Lien (other than Permitted Liens);

(l)                                     the Company has not: (i) lent money to any Person; or (ii) incurred or guaranteed any indebtedness for borrowed money;

(m)                                     the Company has not: (i) established, adopted or amended any Company Employee Plan; made any bonus, profit-sharing or similar payment to, or increased the amount of wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in cash or otherwise) or remuneration payable to, any of its directors, officers or employees; or (iii) other than with respect to non-officer employees and in the ordinary course of business and consistent with past practices, hired any new employee;

(n)                                 the Company has not changed any of its methods of accounting or accounting practices (including any change in depreciation or amortization policies or rates, any change in policies in making or reversing accruals) in any respect;

(o)                                 the Company has not made or changed any Tax election, adopted or changed a material accounting method in respect of Taxes, entered into a Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, settled or comprised a claim, notice, audit report or assessment in respect of Taxes, or consented to an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of Taxes;

(p)                                 the Company has not commenced, threatened to commence or settled any Legal Proceedings;

(q)                                 there has not been any labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

(r)                                    the Company has not received any notice of any claim of ownership by a third party of the Company’s Intellectual Property or of any invalidity, unenforceability or other deficiency in or impairment of the Company’s Intellectual Property or of infringement by the Company of any third party’s Intellectual Property Rights;

(s)                                   there has been no change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company;

(t)                                    the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

(u)                                 the Company has not agreed or legally committed to take any of the actions referred to in clauses “(c)” through “(t)” above.

2.7                               Inventory. The Company does not have any inventory of raw materials, work-in-process goods or completely finished goods that would be considered to be the portion of a business’s assets that are ready or will be ready for sale.

2.8                               Accounts Receivable. The Company has no accounts receivable.

2.9                               Suppliers. As of the date hereof, no Significant Supplier of the Company, has, since January 1, 2012, canceled or otherwise terminated, or made any written threat to the Company to cancel or otherwise terminate its relationship with the Company, or has at any time on or after the Interim Balance Sheet Date decreased materially its services or supplies to the Company, and to the Knowledge of the Company, no such Significant Supplier intends to cancel or otherwise terminate its relationship with the Company or to decrease materially its services or supplies to the Company, as the case may be. The Company has not breached, so as to provide a benefit to the Company that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any supplier of the Company. “Significant Supplier” means (i) each of the ten (10) most significant suppliers of raw materials, supplies, merchandise, services and other goods for the Company (measured by dollar volume of purchases by the Company from such suppliers) since January 1, 2012 and (ii) each sole source supplier of the Company during such period.

2.10                        No Commitments Regarding Future Products. Since January 1, 2012 and except as set forth in Section 2.10 of the Disclosure Schedule, the Company has made no sales to customers that are contingent upon providing future enhancements of existing products, to add features not presently available on existing products or to otherwise enhance the performance of its existing products (other than beta or similar arrangements pursuant to which the Company’s customers from time to time test or evaluate products). The products the Company has delivered to customers substantially comply with published specifications for such products and the Company has not received material complaints from customers about its products that remain unresolved. Section 2.10 of the Disclosure Schedule accurately sets forth a complete list of products in development (exclusive of mere enhancements to and additional features for existing products).

2.11                        Title to Assets; Equipment.

(a)                                 Good Title. The Company owns, and has good and valid title to, all assets purported to be owned by it, including: (i) all assets reflected on the Interim Balance Sheet; (ii) all owned (as opposed to licensed) assets referred to in Section 2.14(a) of the Disclosure Schedule and all of the rights of the Company under the Contracts identified in Section 2.15(a) of the Disclosure Schedule; and (iii) all other assets reflected in the books and records of the Company as being owned by the Company. All of such assets are owned by the Company free and clear of any Lien, except for Permitted Liens.

(b)                                 Equipment. All of the tangible personal property used in the businesses of the Company is free from material defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair, ordinary wear and tear excepted, and is adequate and suitable for the purposes for which it is presently being used. The fixed asset listing in Section 2.11(b) of the Disclosure Schedule includes all machinery, equipment and other tangible assets and properties of the Company with an individual value in excess of $5,000, and the location of each, as of the Interim Balance Sheet Date.

(c)                                  Leased Assets. Section 2.11(c) of the Disclosure Schedule identifies all assets that are material to the business of the Company and that are being leased to the Company for which the annual rental payment for each such asset exceeds $15,000, and with respect to each such asset sets forth the name of the lessor, the date of the lease and each amendment thereto and the aggregate annual rental and other fees payable under such lease. Such leases are in good standing, are valid and effective in accordance with their respective terms, and there is not under any such leases any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company, which default has had or would reasonably be expected to have a Material Adverse Effect.

2.12                        Bank Accounts. Section 2.12 of the Disclosure Schedule provides the following information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution: (a) the name of the bank or other financial institution at which such account is maintained; (b) the account number; (c) the type of account; and (d) the names of all Persons who are authorized to sign checks or other documents with respect to such account.

2.13                        Real Property.

(a)                                 The Company does not own any real property or any interest in real property, except for the leasehold created under the real property leases identified in Section 2.13(a) of the Disclosure Schedule (the “Company Real Property”). All real properties used in the operations of the Company are reflected in the Interim Balance Sheet to the extent GAAP requires the same to be reflected.

(b)                                 Each lease pursuant to which the Company Real Property is leased to the Company is in full force and effect, and the Company holds a valid and existing leasehold interest under the leases listed on Section 2.13(a) of the Disclosure Schedule. To the Company’s Knowledge (except to the extent covered under the real property leases set forth on Section 2.13(a) of the Disclosure Schedule, for which the foregoing Knowledge qualifier shall not apply), the Company Real Property is subject to no ground lease, master lease, mortgage, deed of trust or other Lien or interests that would entitle the holder thereof to interfere with or disturb use or enjoyment of the Company Real Property or the exercise by the lessee of its rights under such lease so long as the lessee is not in Default under such lease.  The Company is not in a default to pay any amounts (whether relating to rent, dilapidations or otherwise) in relation to the Company Real Property.

(c)                                  Each parcel of Company Real Property has access sufficient for the conduct of the business of the Company on such parcel of Company Real Property to public roads and to all reasonably required utilities for the operation of the Company business at that location. To the Company’s Knowledge, the zoning for each parcel of Company Real Property permits the existing improvements and the continuation of the Company’s business as now being conducted thereon as a conforming use. The Company is not in material violation of any applicable zoning ordinance or other Legal Requirement relating to the Company Real Property, and has not received any notice of any such violation or the existence of any condemnation or other proceeding with respect to any of the Company Real Property.

(d)                                 To the Company’s Knowledge, there are no improvements made or contemplated to be made by any Governmental Body, the costs of which are to be assessed as assessments, special assessments, special Taxes or charges against any of the Company Real Property, and there are no present assessments, special assessments, special Taxes or charges.

(e)                                  No proceeding is pending to which the Company is a party, or, to the Knowledge of the Company, any proceeding which is threatened, for the taking or condemnation of all or any portion of the Company Real Property. The Company has good title to, or a valid leasehold interest in, the buildings, machinery, equipment and other tangible assets and properties used by it, located on its premises or shown in the Company Financial Statements or acquired after the date thereof and prior to the Closing Date, free and clear of all Liens. There is no brokerage commission or finder’s fee due from the Company and unpaid as at the date hereof with regard to any of the Company Real Property leases or, to the Company’s Knowledge, which will become due from the Company at any time in the future with regard to any Company Real Property based on a written Contract currently in effect.

(f)                                   The buildings, improvements, building systems, machinery, equipment and other tangible assets and properties owned or leased in the conduct of the Company’s business are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business. Each such material asset is suitable for the purposes for which it is used and is proposed to be used, is, to the Company’s Knowledge, free from patent and latent defects, and has been maintained in accordance with normal industry practices. Except as set forth in Section 2.13(e) of the Disclosure Schedule, the Company owns, or leases under valid leases, all buildings, machinery, equipment and other tangible assets and properties reasonably necessary for the conduct of the Company’s business.

2.14                        Intellectual Property.

(a)                                 Products. Section 2.14(a) of the Disclosure Schedule accurately identifies and describes each product designed or developed or currently being designed or developed for manufacturing, marketing, or distribution by the Company.

(b)                                 Registered IP. Section 2.14(b) of the Disclosure Schedule accurately identifies: (i) each item of Registered IP in which the Company has or purports to have an ownership interest of any nature (whether a sole interest or a jointly owned interest with another Person); (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest. With respect to each item of Registered IP listed in Section 2.14(b) of the Disclosure Schedule, the Company has delivered to Parent complete and accurate copies of all applications, correspondence with any Governmental Body and other material documents related to filing, acquisition and maintenance of each such item of Registered IP. Except as set forth in Section 2.14(b) of the Disclosure Schedule, the Company is listed in the records of the appropriate United States, state or foreign agency as the sole owner of each item of Registered IP listed in Section 2.14(b) of the Disclosure Schedule. Each of the patents and applications therefor within the Registered IP listed in Section 2.14(b) of the Disclosure Schedule has been prosecuted in compliance with all applicable rules, policies, and procedures of the United States Patent and Trademark Office or applicable foreign patent agencies.  The Company has made available to Parent  copies of all opinions and analyses related to such Registered IP prepared by or on the Company’s behalf, including all drafts thereof.

(c)                                  Inbound Licenses. Section 2.14(c) of the Disclosure Schedule accurately identifies: (i) each Contract pursuant to which any Intellectual Property Right is or has been licensed, sold, assigned or otherwise conveyed or provided to or acquired by the Company (other than: (A) agreements between the Company and its employees in the Company’s standard forms thereof; and (B) non-exclusive licenses to commercially available third party software that is not incorporated into, or used in the development, testing, distribution, maintenance or support of, any Company Products and that is not otherwise material to the Company’s business); and (ii) whether the licenses or rights granted to the Company in each such Contract under such Intellectual Property Rights are exclusive or non- exclusive.

(d)                                 Outbound Licenses. Section 2.14(d) of the Disclosure Schedule accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable (but excluding any lapsed right to exercise) and including a right to receive or to negotiate to receive a license) or interest in, any Company IP. The Company is not bound by, and no Company IP is subject to, any Contract, settlement, forbearance to sue, consent, judgment or orders arising out of any action to which the Company is or was a party containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert or enforce any Company IP anywhere in the world.

(e)                                  Royalty Obligations. Section 2.14(e) of the Disclosure Schedule contains a complete and accurate list and summary of all royalties, fees, commissions and other amounts payable by the Company to any other Person (other than sales commissions paid to employees according to the Company’s standard commissions plan, if any) upon or for the use of any Company IP.

(f)                                   Standard Form IP Agreements.  The Company has delivered to Parent a complete and accurate copy of each standard form of Company IP Contract used by the Company at any time since its date of formation, including each standard form of: (i) end user license agreement; (ii) development agreement; employee agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (iv) consulting or independent contractor agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; or (v) confidentiality or nondisclosure agreement. Section 2.14(f) of the Disclosure Schedule accurately identifies each Company IP Contract that deviates in any material respect from the corresponding standard form agreement delivered to Parent, including any agreement with a Company Employee in which the Company Employee expressly reserved or retained any Intellectual Property Rights related to the Company’s business, research or development.

(g)                                  Ownership Free and Clear. The Company solely owns and has good, valid and marketable title to the Company IP (other than jointly owned Registered IP, jointly owned Intellectual Property Rights, and Intellectual Property Rights exclusively licensed to the Company, in each case as identified in Section 2.14(c) of the Disclosure Schedule) free and clear of any Liens (except as identified in Section 2.14(g) of the Disclosure Schedule) and has a valid right to use, assign and transfer all such Company IP. Without limiting the generality of the foregoing:

(i)                                     all documents and instruments necessary to establish, perfect and maintain the rights of the Company in the Company IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body;

(ii)                                  each Company Employee who is or was involved in the creation or development of any Company IP has signed a valid and enforceable agreement containing an irrevocable assignment of Intellectual Property Rights pertaining to such Company IP to the Company and confidentiality provisions protecting the Company IP and no Company Employee (A) is bound by or otherwise subject to any Contract restricting him/her from performing his/her duties for the Company; or (B) is in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his/her activities as a Company Employee;

(iii)                               no Company Employee has any claim, right (whether or not currently exercisable) or interest to or in any Company IP;

(iv)                              (A) except as described in Section 2.14(g)(iv) of the Disclosure Schedule, no funding, Facilities, or personnel of any Governmental Body or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Company IP; (B) no Company Employee who was involved in, or who contributed to, the creation or development of any of the Company IP, has performed services for or was an employee of, with an obligation to assign his/her intellectual property rights to, a government or Governmental Body, university, college, or other educational institution or governmental or educational institution research center during a period of time during which such Company Employee was employed by the Company or during the time such Company Employee invented, created or developed any of the Company IP; (C) the Company has not entered into any Contract with any Governmental Body as a prime contractor or subcontractor; and

(v)                                 the Company has taken all commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all Company proprietary information.

(h)                                 Sufficient Intellectual Property Rights. The Company owns or otherwise has, and immediately following the Closing the Surviving Corporation will continue to have, all Intellectual Property Rights needed to conduct the business of the Company as currently conducted and currently planned by the Company to be conducted.

(i)                                     Valid and Enforceable. All Company IP is valid, subsisting and, to the fullest extent provided by law, enforceable. Without limiting the generality of the foregoing:

(i)                                     no trademark or trade name owned, used or applied for by the Company conflicts or interferes with any trademark or trade name owned, used or applied for by any other Person, and the Company has taken reasonable steps to police the use of its trademarks;

(ii)                                  no event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or would reasonably be expected to result in, the abandonment of any trademark registered on behalf of, used as a trademark for any product or service of the Company or applied for by the Company;

(iii)                               each item of Company IP that is Registered IP is and at all times has been in compliance with all Legal Requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Company IP in full force and effect have been made by the applicable deadline;

(iv)                              except as set forth in Section 2.14(i)(iv) of the Disclosure Schedule, no application for a patent or a copyright, mask work, or trademark registration or any other type of Registered IP filed by or on behalf of the Company has been abandoned, allowed to lapse, or rejected (with all right of appeal exhausted);

(v)                                 the Company is not delinquent in paying any maintenance fees, annuities or other fees, nor is it delinquent in executing and filing any documents, required to prosecute, issue and maintain each item of Company IP that is Registered IP in force in each country where it is pending, issued or granted.  Section2.14(i)(v) of the Disclosure Schedule accurately identifies and describes each action, filing, and payment that must be taken or made on or before December 31, 2014 with respect to the prosecution, issuance or maintenance of all items of Company IP that is Registered IP in order to maintain such items of Company IP in full force and effect; and

(vi)                              no interference, opposition, reissue, reexamination of any Company IP that is Registered IP, or any other Legal Proceeding involving any Company IP is or has been pending or, to  the Knowledge of the Company, threatened, in which the scope, validity or enforceability of any such Company IP is being, has been, or would reasonably be expected to be contested or challenged. To the Knowledge of the Company, there is no reasonable basis for a claim that any Company IP is invalid or unenforceable.

(j)                                    No Third Party Infringement of Company IP. To the Knowledge of the Company, (A) no Person has infringed, misappropriated or otherwise violated, and (B) no Person is currently infringing, misappropriating or otherwise violating, any Company IP.  Section 2.14(j) of the Disclosure Schedule accurately identifies (and the Company has delivered to Parent a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent by or to the Company or any representative of the Company regarding any actual, alleged or suspected infringement or misappropriation of any Company IP, and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(k)                                 Effects of This Transaction. Neither the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the transactions contemplated by this Agreement or any such other agreement will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any Company IP; (ii) a breach of or default under any Contract pertaining to Company IP or loss of or diminution of any Intellectual Property Right exclusively licensed, assigned, granted or conveyed to the Company; (iii) the release, disclosure or delivery of any Company IP by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP.

(l)                                     No Infringement of Third Party IP Rights. The Company has not ever infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person. To the Company’s Knowledge, no Company Product infringes, violates or makes unlawful use of any Intellectual Property Right of, or contains any other Intellectual Property misappropriated from, any other Person. Without limiting the generality of the foregoing:

(i)                                     no claim for infringement or misappropriation of another Person’s Intellectual Property Rights, or similar claim or Legal Proceeding, is pending or, to the Knowledge of the Company, threatened against the Company or against any other Person who is or may be entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to such claim or Legal Proceeding;

(ii)                                  the Company has never received any notice or other communication (in writing or otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation by the Company, any Company Employee or agents of the Company of any Intellectual Property Rights of another Person, including any letter or other communication suggesting or offering that the Company obtain a license to any Intellectual Property Right of another Person;

(iii)                               the Company is not bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential infringement, misappropriation or similar claim regarding Intellectual Property Rights of Company or another Person (other than indemnification provisions in the Company’s standard forms of Company IP Contracts); and

(iv)                              (A) no current or former employee, director, officer, consultant or other agent of the Company owns any interest in any Intellectual Property Rights that relate to the Company Business as currently conducted and as planned to be conducted, and (B) no Company Product infringes any Intellectual Property Rights owned by any current or former employee, director, officer, consultant or other agent of the Company or in which such Person has any ownership interest.

(m)                             No  Harmful  Code.  None of the software (including firmware and other software embedded in hardware devices) owned, developed (or currently being developed), used, marketed, distributed, licensed or sold by the Company (excluding any third party software that is generally available on standard commercial terms and is licensed to the Company solely for internal use on a non-exclusive basis) (collectively, the “Company Software”) contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(n)                                 Source Code. No source code for any Company Software has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company. The Company has no duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the delivery, license or disclosure of the source code for any Company Software to any other Person.

(o)                                 Use of Open Source Code. Section 2.14(o) of the Disclosure Schedule accurately identifies and describes: (i) each item of Open Source Code that is contained in, distributed with or used in the development of the Company Software or from which any part of any Company Software is derived; (ii) the applicable license terms for each such item of Open Source Code; and (iii) the Company Software to which each such item of Open Source Code relates. Company is in compliance with all Contracts pursuant to which Open Source Code is licensed to Company. No Company Software contains, is derived from, is distributed with or is being or was developed using Open Source Code that is licensed by the Company under any terms that: (1) impose or could impose a requirement or condition that any Company Software or part thereof: (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making modifications or derivative works; or (C) be redistributable at no charge; or (2) otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of the Company to use or distribute any Company Software.

(p)                                 Confidentiality. The Company has taken all reasonable and appropriate steps to protect and preserve the confidentiality of all Intellectual Property of the Company or in the Company’s possession that is intended to remain confidential and that is not otherwise protected by patents, patent applications or copyright (“Confidential Information”). The Company has a policy requiring each of the Company Employees to execute proprietary information and confidentiality agreements substantially in the Company’s standard form attached hereto as Exhibit G that have been provided to Parent and all Company Employees have executed such an agreement. Except for such use that would not reasonably be expected to have a Material Adverse Effect, all use, disclosure or appropriation of Confidential Information owned by the Company by or to a third party has been pursuant to the terms of a written agreement between the Company and such third party. Except for such use that would not reasonably be expected to have a Material Adverse Effect, all use, disclosure or appropriation of Confidential Information not owned by the Company has been pursuant to the terms of a written agreement between the Company and the owner of such Confidential Information, or is otherwise lawful.

(q)                                 Personal Data. Section 2.14(q) of the Disclosure Schedule identifies and describes each distinct electronic or other database containing (in whole or in part) Personal Data maintained by or for the Company at any time (the “Company Databases”), the types of Personal Data in each such database, and the security policies that have been adopted and maintained with respect to each such Company Database. To the Company’s Knowledge, there has been no unauthorized or illegal use of or access to any of the data or information in any of the Company Databases.

(r)                                    Products Subject to Evaluation. Section 2.14(r) of the Disclosure Schedule identifies each Person that, as of the date of this Agreement, is in possession of any Company Product for evaluation or similar purposes, together with the Company Product that is being so evaluated.

2.15                        Contracts.

(a)                                 List of Contracts. Section 2.15(a) of the Disclosure Schedule accurately identifies each of the following that is in effect, under which the Company has any Liabilities or rights or by which the Company is bound as of the date hereof:

(i)                                     (A) each Company Contract relating to the employment of, or the performance of services by, any current Company Employee, excluding employment offer letters providing for at-will employment of individuals below the rank of vice president, the Company’s employee handbook and other generally applicable employee policies, Company Employee Plans, employee proprietary information and inventions agreements and agreements pursuant to the Stock Plans; (B) any Company Contract pursuant to which the Company is or may become obligated to make any severance, termination, settlement or similar payment to any Company Employee; and (C) any Company Contract pursuant to which the Company is or may become obligated to make any bonus or similar payment (other than payment in respect of salary not to exceed $20,000 in the aggregate) to any Company Employee;

(ii)                                  each Company Contract which provides for indemnification of any officer, director, employee or agent;

(iii)                               each Company Contract relating to the voting and any other rights or obligations of a stockholder of the Company;

(iv)                              each Company Contract relating to the merger, consolidation, reorganization or any similar transaction with respect to the Company;

(v)                                 each Company Contract relating to the acquisition, ownership, transfer, development or sharing of any technology, Intellectual Property or Intellectual Property Right (including any joint development agreement, technical collaboration agreement or similar agreement entered into by the Company, but excluding assignments of the Company’s patents filed with the United States Patent and Trademark Office, proprietary information and confidentiality agreements with the Company’s current and former employees and consultants and any Company Contracts relating to third party software that is generally available on standard commercial terms and is licensed to the Company solely for internal use on a non-exclusive basis);

(vi)                              each Company Contract relating to the license of any patent, copyright, trade secret or other Intellectual Property or Intellectual Property Right to or from the Company (excluding any Company Contract in which the Company grants a license to a customer to use the Company’s products in the ordinary course of business and any Company Contracts relating to third party software that is generally available on standard commercial terms and is licensed to the Company solely for internal use on a non-exclusive basis);

(vii)                           each Company Contract (other than routine purchase orders and pricing quotes in the ordinary course of business covering a period of less than one year) for the purchase of inventory, spare parts, other materials or personal property with any supplier or for the furnishing of services to the Company under the terms of which the Company: (A) paid or otherwise gave consideration of more than $50,000 in the aggregate during the most recently completed fiscal year; (B) is likely to pay or otherwise give consideration of more than $50,000 in the aggregate during the most recently completed fiscal year; (C) is likely to pay or otherwise give consideration of more than $50,000 in the aggregate over the remaining term of such Company Contract; or (D) cannot be canceled by the Company without penalty or further payment of less than $25,000;

(viii)                        each Company Contract with a customer that: (A) involved consideration of more than $50,000 in the aggregate during the most recently completed fiscal year; (B) involved or is likely to involve consideration of more than $50,000 in the aggregate during the most recently completed fiscal year or current fiscal year; (C) is likely to involve consideration of more than $50,000 in the aggregate over the remaining term of the contract; or (D) cannot be canceled by the Company without penalty or further payment of less than $25,000;

(ix)                              each Company Contract pursuant to which the Company has agreed to supply Company Products to a customer at specified prices, whether directly or through a specific distributor, manufacturer’s representative or dealer that: (A) involved consideration of more than $50,000 in the aggregate during the most recently completed fiscal year; (B) is likely to involve consideration of more than $50,000 in the aggregate during the current fiscal year; (C) is likely to involve consideration of more than $50,000 in the aggregate over the remaining term of the contract; or (D) cannot be canceled by the Company without penalty or further payment of less than $50,000;

(x)                                 each Company Contract that requires or obligates the Company in the current fiscal year or in the future to purchase specified minimum amounts of any product or to perform or conduct research, clinical trials or development for any Person other than the Company;

(xi)                              each Company Contract relating to the acquisition, sale, spin-off or outsourcing of any Subsidiary or business unit or operation of the Company;

(xii)                           each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(xiii)                        each Company Contract imposing any restriction on the Company: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person; (C) to develop or distribute any technology; or (D) otherwise on the conduct of its business as currently conducted or as proposed to be conducted;

(xiv)                       each Company Contract: (A) granting or obligating the Company to grant exclusive rights for the research, clinical trial, development, distribution, sale, supply, license, marketing, co- promotion or manufacturing of any Company Product, patent or other Intellectual Property Right of the Company; or (B) otherwise contemplating an exclusive relationship between the Company and any other Person;

(xv)                          each Company Contract creating or involving any: (A) distributor, manufacturer’s representative, broker, franchise, agency or dealer relationship (specifying on a matrix, in the case of distributor agreements, the name of the distributor, product, territory, termination date and exclusivity provisions); or (B) sales promotion, market research, marketing and advertising services;

(xvi)                       each Company Contract regarding the acquisition, issuance or transfer of any securities and each Company Contract affecting or dealing with any securities of the Company including any restricted share agreements or escrow agreements;

(xvii)                    each Company Contract involving any loan, guaranty, pledge, performance or completion bond or indemnity or surety arrangement;

(xviii)                 each Company Contract relating to the purchase or sale of any asset by or to, or the performance of any services by or for, any Related Party;

(xix)                       each Company Contract relating to any liquidation or dissolution  of the Company;

(xx)                          any other Company Contract that contemplates or involves: (A) the payment or delivery of cash or other consideration by the Company in an amount or having a value in excess of $50,000; or (B) the performance of services having a value in excess of $50,000; and

(xxi)                       any other Company Contract that: (A) was entered into outside the ordinary course of business or was inconsistent with the past practices of the Company and involves payments in excess of $50,000; (B) that is material to the Company or the conduct of its business; (C) the absence of which would reasonably be expected to have a Material Adverse Effect; or (D) that is reasonably believed by the Company to be of unique value even if not material to the business of the Company.

(Contracts in the respective categories described in clauses “(i)” through “(xxi)” above and all Contracts identified, or required to be identified, in Section 2.15(a) of the Disclosure Schedule are referred to in  this Agreement as “Material Contracts.”)

(b)                                 Delivery of Contracts. The Company has delivered to Parent accurate and complete copies of all written Material Contracts identified in Section 2.15(a) of the Disclosure Schedule, including all amendments thereto. Section 2.15(b) of the Disclosure Schedule provides an accurate and complete description of the material terms of each Material Contract that is not in written form. Each Material Contract identified in Section 2.15(a) of the Disclosure Schedule is valid and in full force and effect, and is enforceable by the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c)                                  No Breach. (i) The Company has not violated or breached in any material respect, or committed any default under in any material respect, any Material Contract, which remains uncured, and, to the Knowledge of the Company, no other Person has violated or breached in any material respect, or committed any default under in any material respect, any Material Contract which remains uncured; (ii) to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to: (A) result in a material violation or breach of any of the provisions of any Material Contract; (B) give any Person the right to declare a default or exercise any remedy under any Material Contract; (C) give any Person the right to accelerate the maturity or performance of any Material Contract; or (D) give any Person the right to cancel, terminate or modify any Material Contract; (iii) since January 1, 2011, the Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Contract; and (iv) the Company has not waived any of its respective material rights under any Material Contract.

(d)                                 No Renegotiation. No Person has a contractual right pursuant to the terms of any Material Contract to renegotiate any amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract.

(e)                                  Proposed Contracts. Section 2.15(e) of the Disclosure Schedule identifies and provides a brief description of each proposed Contract of the Company as to which any offer, award, written proposal, term sheet or similar document, in each case that would contain binding obligations of the Company if accepted by the recipient and if so accepted would be a Material Contract, has been submitted by the Company.

(f)                                   Oral Commitments. Section 2.15(f) of the Disclosure Schedule contains a complete list of all material oral commitments undertaken by the Company or its management with Company Employees, suppliers or customers or with owners or creators of any Company Product manufactured, sold or licensed by the Company, including a complete description of all material terms of such oral arrangement and the name of the Person with whom it was made.

2.16                        Compliance with Legal Requirements; Testing Products.

(a)                                 General. The Company is, and has at all times been, in compliance in all material respects with each Legal Requirement that is applicable to the Company, the Company Products, or to the conduct of the Company’s business or the ownership of its assets. No event has occurred, and no condition or circumstance exists, that will (with or without notice or lapse of time) constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement. Since January 1, 2011, the Company has not received any written notice or other written communication from any Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

(b)                                 Testing Products.  Without limiting the generality of Section 2.16(a):

(i)                                     Each product and product candidate that is subject to the Food and Drug Regulations or similar Legal Requirements in any domestic or foreign jurisdiction that is or has been developed, manufactured, tested, distributed and/or marketed by or on behalf of the Company (each such product or product candidate, a “Testing Product”) is set forth in Section 2.16(b) of the Disclosure Schedule, together with the jurisdictions or countries in which such Testing Product is marketed, if any.

(ii)                                  Each Testing Product that is being and has been developed, manufactured, tested, distributed and/or marketed, as applicable, is in compliance with all applicable requirements under the Food and Drug Regulations and corresponding state, local and foreign Legal Requirements. The Company has received all 510(k) clearances and foreign marketing approvals for each Testing Product that is or has been marketed by or on behalf of the Company, where required. None of the Company Products has been, is required to be or is in the process of being registered, approved or cleared under the Food and Drug Regulations or similar regulatory body in the United States or outside the United States (whether voluntarily or otherwise). The Company has not received any notice or other communication from the FDA or any other Governmental Body: (A) contesting the premarket clearance of, the uses of or the labeling and promotion of any Company Product; or (B) otherwise alleging any violation by the Company of any Legal Requirement with respect to any Testing Product.

(iii)                               No Testing Product is under consideration for or has been recalled, withdrawn, suspended or discontinued at the request of the FDA or similar Governmental Body in the United States or outside the United States. The Company has conducted no voluntary recalls of any Testing Product, or conducted or provided any field notifications, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, safety alert or other notice relating to an alleged lack of safety, efficacy or regulatory compliance of any Testing Product and no such recall or action is pending. No Legal Proceeding in the United States or outside of the United States seeking the recall, withdrawal, suspension, seizure or discontinuance of any Testing Product are pending against the Company, nor has any such Legal Proceeding been pending at any prior time.

(iv)                              As to each Testing Product for which a premarket approval application, premarket notification, investigational device exemption or similar state or foreign regulatory application has been cleared or approved, the Company is in material compliance with all applicable Legal Requirements, including, to the extent that it applies, 21 U.S.C. §§ 360 and 360e and 21 C.F.R. Parts 812 or 814, respectively, and all terms and conditions of such applications. As to each such Testing Product, the Company, and the Company’s officers, directors, employees, and consultants have included in the application for such Testing Product, where required, the certification described in 21 U.S.C. § 335a(k)(1) or any similar Legal Requirement and the list described in 21 U.S.C. § 335a(k)(2) or any similar Legal Requirement, and each such certification and list was true, complete and correct when made. In addition, the Company is in substantial compliance with all applicable registration and listing requirements set forth in 21 U.S.C. § 360 and 21 C.F.R. Part 807 and all similar Legal Requirements.

(v)                                 All preclinical animal testing and clinical trials of the Company Products that have been or are being conducted by or on behalf of the Company have been conducted in accordance with the applicable experimental protocols, procedures and controls, as well as all applicable Legal Requirements, including good clinical practices and good laboratory practices, as applicable.

(vi)                              The Testing Products are being, and have at all times been, designed, developed and manufactured in accordance with all applicable Legal Requirements, including without limitation the Quality System Regulation to the extent that they apply to a product under development. No article of any Testing Product is (A) adulterated within the meaning of 21 U.S.C. § 351 (or similar Legal Requirements), (B) misbranded within the meaning of 21 U.S.C. § 352 (or similar Legal Requirements) or (C) a product that is in violation of 21 U.S.C. §§ 360 or 360e (or similar Legal Requirements).

(vii)                           Neither the Company, nor any officer, consultant, or, to the Knowledge of the Company, agent or distributor of the Company, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Body to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither the Company, nor any officer or consultant of the Company or, to the Knowledge of the Company, other agent of the Company, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Legal Requirement or authorized by 21 U.S.C. § 335a(b) or any similar Legal Requirement. Neither the Company, nor any officer or consultant of the Company or, to the Knowledge of the Company, other agent of the Company, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the Federal health care programs under Section 1128 of the Social Security Act of 1935, as amended (the “Social Security Act”), or any similar Legal Requirement.

(viii)                        The Company has not received any notice or other written communication that the FDA or any other Governmental Body has: (A) commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any Testing Product; (B) commenced, or threatened to initiate, any action to enjoin production of any Testing Product; (C) commenced, or threatened to initiate, any action to enjoin the production of any Testing Product produced at any facility where any Testing Product is manufactured, tested or packaged or (D) notified the Company that any of its Testing Products fail to qualify as Laboratory Developed Tests (“LDTs”) or require clearance or approval under FDA requirements.  The Company has not received a warning letter, untitled letter, FDA Form 483 Notice of Observation or Section 305 notice from the FDA or any similar notice from any similar Governmental Body.

(ix)                              The Company, its officers, directors, employees and agents are, and at all times have been in material compliance with, and, to the Company’s Knowledge, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any Legal Proceeding against the Company or any of its officers, directors, employees and agents relating to or arising under: (A) the Food and Drug Regulations or similar Legal Requirements; (B) the Social Security Act or regulations of the Office of Inspector General of the Department of Health and Human Services or similar Legal Requirements; or (C) applicable Legal Requirements relating to government health care programs, private health care plans, or the privacy and confidentiality of patient health information, including United States federal and state Legal Requirements pertaining to the Medicare and Medicaid programs, United States federal and state Legal Requirements applicable to health care fraud and abuse, kickbacks, physician self-referral, false claims made to a government or private health care program, and United States federal or state Legal Requirements pertaining to contracting with the government and similar Legal Requirements. The Company has adopted a compliance program with respect to interactions with healthcare professionals, and is in compliance with such program.

(x)                                 Since the formation of the Company, neither the Company nor any officer, director or employee of the Company has received or otherwise been made aware of any written notices, citations or decisions by any Governmental Body that any of the Company’s Testing Products are defective or fail to meet any applicable Legal Requirements or standards promulgated by any such Governmental Body. The Company has obtained, in all countries where it is marketing or has marketed any Testing Products, all applicable licenses, registrations, approvals, clearances and authorizations required by local, state or federal Governmental Bodies in such countries regulating the safety, effectiveness and market clearance of the Company’s products currently or previously marketed by the Company in such countries. The Company has identified and provided to Parent all information relating to regulation of the Company’s products, including licenses, registrations, approvals, permits, device listing, inspections, product recalls and product actions, audits and its ongoing field tests and clinical studies.

(c)                                  Compliance.

(i)                                     Company Testing Products were researched, developed, designed, and validated solely by Company in compliance with all applicable Laws, including, where applicable, the FDCA, CLIA, Privacy Laws and state Legal Requirements, and have been and continue to be performed, marketed, and conducted in compliance with all applicable Legal Requirements, including the FDCA, the Federal Trade Commission Act (FTC Act), CLIA, Privacy Laws and state laws.

(ii)                                  Company LDTs have been and are being researched in compliance with all applicable Legal Requirements. To the extent required by applicable Legal Requirements, the Company has obtained all necessary authorizations, including an Investigational Device Exemption (IDE) consistent with 21 CFR Part 812, for the conduct of any clinical investigations conducted by or on behalf of the Company.

(iii)                               The Company has not received any written communication from any Person (including any Governmental Body) of any material noncompliance with any Laws or any written communication from any Governmental Body or accrediting organization of any material issues, problems, or concerns regarding the quality or performance of the Company Testing Products.

(iv)                              The Company has all licenses, permits, approvals, clearances, registrations, and other authorizations of all Governmental Bodies, including all applicable authorizations under the FDCA, CLIA, and state laws, necessary for the operation and leasing of its properties or other assets and to carry on its business (the “Company Permits”), and all such Company Permits are valid, and in full force and effect. The Company is in compliance with all terms and conditions of such Company Permits. The Company has not received any written notice that any Company Permits have been or are being revoked, withdrawn, suspended or challenged.

(d)                                 Regulatory Documentation.  The Company has made available to Buyer all applications, registrations, licenses, authorizations and approvals, and correspondence submitted to or received from FDA, CMS, or other Governmental Entity (including minutes and official contact reports relating to any material communications with any Governmental Entity) and all supporting documents (“Regulatory Documentation”) in the Company’s possession or control. All Regulatory Documentation submitted to the FDA or any other Governmental Entity were true, complete and correct as of the applicable date of submission.

(e)                                  Product Liability.  No product liability claims, malpractice claims, professional negligence claims or other claims asserting a breach of a duty have been received by the Company and to the Company’s Knowledge, no such claims have been threatened against the Company relating to any of the Company LDTs formerly or currently being developed, tested or manufactured by or on behalf of the Company or Collection Devices used by the Company. There is no order outstanding against the Company relating to such claims.

(f)                                   CLIA.  The Company is in compliance with the applicable requirements of CLIA and other similar laws and requirements. No suspension, revocation, termination, sanction, corrective action or limitation of any currently existing CLIA certification or accreditation of the Company is pending or, to the Company’s Knowledge, threatened.

2.17                        Governmental Authorizations; No Subsidies.

(a)                                 Governmental Authorizations. Section 2.17(a) of the Disclosure Schedule identifies each Governmental Authorization held by the Company, and the Company has delivered to Parent accurate and complete copies of all Governmental Authorizations identified in Section 2.17(a) of the Disclosure Schedule.  The Governmental Authorizations identified in Section 2.17(a) of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted. The Company is, and has at all times been, in compliance with the terms and requirements of the respective Governmental Authorizations identified in Section 2.17(a) of the Disclosure Schedule. Since inception, the Company has not received any notice or other communication from any Governmental Body regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization. The consummation of the Merger, in and of itself, would not cause the revocation or cancellation of any material Governmental Authorization.

(b)                                 No Subsidies. Except as set forth in Section 2.17(b) of the Disclosure Schedule, the Company does not possess (and has never possessed) or have any rights or interests with respect to (or has ever had any rights or interests with respect to) any grants, incentives or subsidies from any Governmental Body.

2.18                        Tax Matters.

(a)                                 Tax Returns and Payments. Except as set forth in Section 2.18(a) of the Disclosure Schedule, all Tax Returns required to be filed by or on behalf of the Company (the “Company Returns”) have been timely and properly filed and are true, accurate and complete. All Taxes of the Company that are due and payable have been timely and properly paid, other than any Taxes for which adequate reserves in accordance with GAAP are reflected in the Interim Balance Sheet. The Company has delivered to Parent accurate and complete copies of all Tax Returns filed by the Company since January 1, 2009, other than immaterial information Tax Returns (e.g., Forms W-2 and 1099). Section 2.18(a) of the Disclosure Schedule lists each jurisdiction in which the Company is required to file a Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no jurisdictions in which the Company is required to file a Tax Return other than the jurisdictions in which the Company has filed Tax Returns. The amount of the Company’s liabilities for unpaid Taxes for all periods through the Interim Balance Sheet Date do not, in the aggregate, exceed the amount of the liability accruals for Taxes reflected on the Interim Balance Sheet. No liability for Taxes of the Company has been incurred or material amount of taxable income has been realized (or prior to and including the Closing will be incurred or realized) since such date other than in the ordinary course of business or pursuant to transactions contemplated by this Agreement.

(b)                                 Audits; Claims. Since inception, no Company Tax Return has ever been examined or audited by any Governmental Body. Since January 1, 2009, the Company has not received from any Governmental Body any: (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed Tax adjustment. No currently outstanding extension or waiver of the limitation period applicable to any Tax Returns has been granted by or requested from the Company. No claim or Legal Proceeding is pending or threatened against the Company in respect of any Tax. There are no liens for Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable (and for which there are adequate accruals, in accordance with GAAP).

(c)                                  Parachute Payments. The Company is not a party to any Contract that has resulted or will result or would reasonably be expected to result, separately or in the aggregate, in the payment of any “parachute payment” within the meaning of Section 280G of the Code (or any corresponding provisions of state, local or foreign Tax law), other than any payment for which stockholder approval satisfying the requirements of Code Section 280G(b)(5) and the Treasury Regulations thereunder will be obtained prior to the Closing. There is no Contract by which the Company is bound to compensate any Company Employee for excise taxes paid pursuant to Section 4999 of the Code. Section 2.18(c) of the Disclosure Schedule lists all Persons who the Company reasonably believes are, with respect to the Company, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof.

(d)                                 Closing Agreements; Etc. The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion there) ending after the Closing Date as a result of any change in method of accounting, closing agreement, intercompany transaction, installment sale or prepaid amount received for a taxable period ending on or prior to the Closing Date. The Company is not a party to or bound by any Tax allocation or sharing agreement. The Company has (i) never been a member of affiliated group (within the meaning of Code Section 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company); or (ii) no Liability for the Taxes of any Person (other than the Company).

(e)                                  Distributed Stock. The Company has not distributed stock of another Person, nor has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(f)                                   Sections 481 and 263A. The Company is not currently, and for any period for which a Tax Return has not been filed will not be, required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or Section 263A of the Code (or any comparable provision under state, local or foreign Tax laws) as a result of transactions, events or accounting methods employed prior to the Merger. Section 6662. The Company has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or foreign law).

(g)                                  No Tax Shelter. The Company has not consummated or participated in, and is not currently participating in any transaction which was or is a “tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. The Company has not participated in, and is not currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign law.

(h)                                 Section 1.1502-6. The Company has no Liability for the Taxes of any Person (other than the Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by Contract or otherwise.

(i)                                     Section  1503.  The Company has not incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

(j)                                    Foreign Taxes. The Company has not paid, and has not been required to pay, any Taxes to any foreign taxing authorities.

(k)                                 Tax Holidays. There are no Tax exemptions, Tax holidays or other Tax reduction agreements, arrangements or incentives applicable to the Company.

(l)                                     Real Property Holding Company. The Company is not, nor has it ever been a “United States real property holding corporation” within the meaning of Section 897 of the Code, and the Company has filed with the Internal Revenue Service all statements, if any, which are required under Section 1.897-2(h) of the Treasury Regulations.

(m)                             Withholding.  The Company has complied with all applicable Legal Requirements relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), has, within the time and in the manner prescribed by law, withheld from employee wages or consulting compensation and timely paid over to the proper governmental authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws, and has timely filed all withholding Tax Returns, for all periods.

(n)                                 Section 83(b). To the Company’s Knowledge, no Person holds shares of Company Capital Stock that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.

2.19                        Employee and Labor Matters; Benefit Plans.

(a)                                 Employee List. Section 2.19(a) of the Disclosure Schedule contains a list of all current Company Employees as of the date of this Agreement, and correctly reflects: (i) their dates of employment; (ii) their positions; (iii) their salaries; (iv) any other compensation payable to them (including housing or automobile allowances, compensation payable pursuant to bonus, deferred compensation or commission arrangements or other compensation); (v) each Company Employee Plan in which they participate or are eligible to participate; and (vi) any promises made to them with respect to changes or additions to their compensation or benefits by any Person that could reasonably be expected to have authority with respect thereto. The Company is not, and has never been, bound by or a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization representing any Company Employees and there are no labor organizations representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any current Company Employees.  The Company is not engaged, and has never been engaged, in any unfair labor practice of any nature. The Company has not had any strike, slowdown, work stoppage, lockout, job action or, to the Knowledge of the Company, threat thereof, or question concerning representation, by or with respect to any of the Company Employees. No event has occurred, and no condition or circumstance exists, that would be reasonably likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, labor dispute or union organizing activity or any similar activity or dispute. Within the past year, the Company has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar state or local law that remains unsatisfied, and no terminations prior to the Closing Date shall result in unsatisfied liability or obligation under WARN or any similar state or local law.

(b)                                 Leave of Absence. Section 2.19(b) of the Disclosure Schedule lists each current Company Employee who is not fully available to perform work because of disability or other leave as of the date of this Agreement.

(c)                                  At Will Employment. The employment of each of the current Company Employees is terminable by the Company at will. The Company has delivered or made available to Parent accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the Company Employees.

(d)                                 Employee Departures/Restrictions. To the Knowledge of the Company, as of the date of this Agreement, no current Company Employee: (i) intends to terminate his employment with the Company; (ii) has received an offer to join a business that may be competitive with the Company’s business; or (iii) is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of the Company; or (B) the Company’s business or operations.

(e)                                  Employee Plans and Agreements. Section 2.19(e) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Company Employee Agreement, excluding employment offer letters providing for at-will employment of individuals below the rank of vice president, employee proprietary information and inventions agreements and agreements pursuant to the Stock Plans. The Company does not intend, nor has it committed to establish or enter into any new Company Employee Plan or Company Employee Agreement, or to modify any Company Employee Plan or Company Employee Agreement (except to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to Parent in writing or as required by this Agreement). Except as set forth in Section 2.19(e) of the Disclosure Schedule, the Company has no outstanding Liability under any retention agreement or similar agreement with any Company Employee.

(f)                                   Delivery of Documents. As applicable with respect to each Company Employee Plan, the

Company has delivered or made available to Parent: (i) correct and complete copies of all documents setting forth the terms of each Company Employee Plan and each Company Employee Agreement with a current Company Employee, including all amendments thereto and all related trust documents; (ii) the most recent summary plan description together with the summaries of material modifications thereto, if any, with respect to each Company Employee Plan; (iii) all written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (iv) the annual reports (Form 5500 series) for the last three complete plan years required under ERISA or the Code or by any other applicable law in connection with each Company Employee Plan; (v) the most recent letter of determination or opinion letter from the U.S. Internal Revenue Service relating to the tax-qualified status of the Plan; (vi) all written materials provided to any current Company Employee relating to any Company Employee Plan and any proposed Company Employee Plans (other than ordinary course correspondence with respect to Company Options), in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to the Company; (vii) all correspondence to or from any Governmental Body relating to any Company Employee Plan other than routine correspondence or correspondence related to routine claims under a Company Employee Plan; (viii) all insurance policies in the possession of the Company pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (ix) if a Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (x) all COBRA forms and related notices; (xi) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each such Company Employee Plan; and (xii) all discrimination tests for each such Company Employee Plan for the three most recent plan years.

(g)                                  No Plans.

(i)                                     The Company has not established or maintained: (i) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body other than the United States or a State of the United States; (ii) any Company Employee Plan that is subject to any of the Legal Requirements of any jurisdiction outside of the United States; or (iii) any Company Employee Plan that covers or has covered Company Employees whose services are or have been performed primarily outside of the United States.

(ii)                                  Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(iii)                               Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self insured plan that provides benefits to Company Employees (including any such plan pursuant to which a stop loss policy or contract applies).

(h)                                 Collectively Bargained, Multiemployer and Multiple Employer Plan. At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

(i)                                     COBRA; FMLA; HIPAA. The Company and each ERISA Affiliate has, prior to the Effective Time, complied with the Family Medical Leave Act of 1993, as amended (“FMLA”), the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”), the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of foreign or  state  law applicable to Company Employees. The Company has no unsatisfied obligations to any Company Employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension.

(j)                                    Absence of Certain Retiree Liabilities. No Company Employee Plan provides, or reflects or represents any liability of the Company to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by applicable Legal Requirements. Other than commitments made that involve no future costs to the Company, the Company has never represented, promised or contracted (whether in oral or written form) to any Company Employee (either individually or to Company Employees as a group) or any other Person that such Company Employee(s) or other Person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(k)                                 No Defaults. The Company has performed all obligations required to be performed by it, including the timely filing of annual reports (Form 5500 series), under each Company Employee Plan and is not in default or violation of, and the Company has no Knowledge of any default or violation by any other party to, the terms of any Company Employee Plan. Each of the Company Employee Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including ERISA and the applicable tax qualification requirements under the Code. No Company Employee Plan and no grants, awards or  benefits thereunder are subject to Section 409A(a) or 409A(b) of the Code or, if subject to Section 409A(a) of the Code, have failed or will fail as determined, in accordance with Internal Revenue Service guidance issued under Section 409A of the Code, in form or operation, to meet the requirements of Section 409A(a)(2), 409A(a)(3) or 409A(a)(4) of the Code and the applicable Treasury Regulations issued under Section 409A of the Code. All contributions to, and payments from, any Company Employee Plan which may have been required to be made in accordance with the terms of such Company Employee Plan or applicable Legal Requirements have been timely made, and all contributions for any period ending on or before the Closing Date which are not yet due, but will be paid on or prior to the Closing Date, are reflected as an accrued liability on the Interim Balance Sheet.  Each Company Employee Plan can be amended, terminated or otherwise discontinued after the date of this Agreement, without liability to the Company or Parent (other than ordinary administration expenses). There are no audits, inquiries or Legal Proceedings pending or, to the Knowledge of the Company, threatened by any Governmental Body, including the Internal Revenue Service and Department of Labor, with respect to any Company Employee Plan. Neither the Company nor any trade or business (whether or not incorporated) which is treated as a single employer with the Company (an “ERISA Affiliate”) is subject to any liability or penalty under Sections 4976 through 4980D of the Code or Title I of ERISA with respect to any of the Company Employee Plans. With respect to each Company Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred. No Company Employee Plan is covered by Title IV of ERISA, No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. No compensation paid or payable to any employee of the Company has been, or will be, non-deductible by reason of application of Section 162(m). No Company Employee Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(l)                                     No Conflict; No Increase in Maintenance Expense. Except as set forth in Section 2.19(l) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will or may (either alone or upon the occurrence of any additional or subsequent events): (i) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay, bonus, golden parachute or otherwise), acceleration of the time of payment or vesting of any such benefits (including with respect to any Company Options), forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee; or (ii) create or otherwise result in any Liability with respect to any Company Employee Plan. There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or other ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan which would materially increase the expense of maintaining such Company Employee Plan above the level of expense incurred with respect to that Company Employee Plan for the most recent fiscal year included in the Company Financial Statements.

(m)                             Compliance. The Company: (i) is in compliance in all material respects with all applicable Legal Requirements, Contracts and orders, rulings, decrees, judgments or arbitration awards of any arbitrator or any court or other Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor-related matters, including Legal Requirements, orders, rulings, decrees, judgments and awards relating to discrimination, wages and hours, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, immigration, wrongful discharge or violation of the personal rights of Company Employees or prospective employees; (ii) has withheld and reported all amounts required by any Legal Requirement or Contract to be withheld and reported with respect to wages, salaries and other benefits or payments to any Company Employee; (iii) has no Liability for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) has no Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for any Company Employee (other than routine payments to be made in the normal course of business and consistent with past practice).

(n)                                 Claims.

(i)                                     There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or Legal Proceedings against any of the Company Employee Plans, the assets of any of the Company Employee Plans or the Company, or the Company Employee Plan administrator or any fiduciary of the Company Employee Plans with respect to the operation of such Company Employee Plans (other than routine, uncontested benefit claims) or asserting any rights or claims to benefits under such Company Employee Plan, and there are no facts or circumstances which would be reasonably likely to form the basis for any such claims or Legal Proceedings.

(ii)                                  There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any employment Contract, compensation, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy, long-term disability policy, safety, retaliation, immigration, wrongful termination or discrimination matter, charges of unfair labor practices or harassment complaints, involving any Company Employee.

(iii)                               Except as set forth on Section 2.19(n) of the Disclosure Schedule, all Company Employees terminated by the Company executed a general release of claims in favor of the Company.

(o)                                 Independent Contractors; Consultants.  Section 2.19(o) of the Disclosure Schedule accurately sets forth, with respect to each Person who is an independent contractor, consultant or similar non- employee third party of the Company as of the date of this Agreement:

(i)                                     the name of such independent contractor, consultant or similar non-employee third party and the date as of which such independent contractor was originally engaged by the Company;

(ii)                                  a general description of the services, duties and responsibilities of such independent contractor, consultant or similar non-employee third party;

(iii)                               the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor, consultant or similar non-employee third party from the Company with respect to services performed in the twelve month period prior to the Interim Balance Sheet Date;

(iv)                              the terms of compensation of such independent contractor, consultant or similar non-employee third party; and

(v)                                 any Governmental Authorization that is held by such independent contractor, consultant or similar non-employee third party and that relates to or is useful in connection with the business of the Company.

(p)                                 No Misclassified Employees. No current or former independent contractor, consultant or similar non-employee third party of the Company could be deemed to be a misclassified employee. No independent contractor, consultant or similar non-employee third party is eligible to participate in any Company Employee Plan. The Company has never had any temporary or leased employees that were not treated and accounted for in all respects as employees of the Company.

(q)                                 Severance Obligations. Except as set forth in Section 2.19(q) of the Disclosure Schedule, the Company does not have any Liability in respect of, or any obligation to pay, any severance, retention, termination, settlement or similar payment to any Company Employee or any other Person.

2.20                        Environmental Matters.

(a)                                 No material Third-Party Environmental Claim or Regulatory Action is pending or threatened against the Company.

(b)                                 To the Company’s Knowledge, no Property is listed on a List.

(c)                                  All transfer, transportation or disposal of Hazardous Materials by the Company to properties not owned, leased or operated by the Company has been in compliance with applicable Environmental Law in all material respects.  The Company has not transported or arranged for the transportation of any Hazardous Materials to any location that is: (i) listed on a List; (ii) listed for possible inclusion on any List; or (iii) the subject of any Regulatory Action or Third-Party Environmental Claim.

(d)                                 To the Knowledge of the Company, there has not been any Release of any Hazardous Material on, under, about, from or in connection with any Property. The Company has not Released any Hazardous Material on, under, about, from or in connection with any Property.

(e)                                  To the Knowledge of the Company, each Property at all times has been used and operated by the Company in compliance with all applicable Environmental Law.

(f)                                   The Company has obtained all Permits relating to the Environmental Laws necessary for operation of the Company, if any, each of which is listed on Section 2.20(f) of the Disclosure Schedule. All Permits relating to the Environmental Laws necessary for the operation of the Company’s business are valid and in full force and effect. The Company has filed all reports and notifications required to be filed under and pursuant to all applicable Environmental Law, if any.

(g)                                  To the Knowledge of the Company: (i) no Hazardous Materials have been generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited or stored on, under or about any part of the Property; (ii) the Property contains no asbestos, urea, formaldehyde, radon at levels above natural background, PCBs or pesticides; and (iii) no aboveground or underground storage tanks are located on, under or about the Property, or have been located on, under or about the Property and then subsequently been removed or filled.

(h)                                 The Company has not obtained or ordered any environmental reports and investigations with respect to the Property.

(i)                                     No Lien has been attached or filed against the Company in favor of any Person for (i) any liability under or violation of any applicable Environmental Law; (ii) any Release of Hazardous Materials; or (iii) any imposition of Environmental Costs.

2.21                        Insurance. Section 2.21 of the Disclosure Schedule identifies each insurance policy maintained by, at the expense of or for the benefit of the Company and identifies any material claims made thereunder at any time prior to the date of this Agreement. The Company has insurance policies of the type and in the amounts customarily carried by Persons conducting businesses or owning assets similar to those of the Company. The Company has delivered to Parent accurate and complete copies of the insurance policies identified on Section 2.21 of the Disclosure Schedule. Each of the insurance policies identified in Section 2.21 of the Disclosure Schedule is in full force and effect. All premiums due and payable under all such policies have been paid and the Company is otherwise in compliance with the terms of such policies. Since January 1, 2011, or the commencement of the last policy period, whichever is earlier, the Company has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal of any coverage or rejection of any claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy.

2.22                        Related Party Transactions. Except as set forth in Section 2.22 of the Disclosure Schedule: (a) no Related Party has, and no Related Party has had, any interest in any material asset used in or otherwise relating to the business of the Company; (b) no Related Party is, or has been, indebted to the Company (other than for ordinary travel advances); (c) no Related Party has entered into, or has had any financial interest in, any material Contract, transaction or business dealing or involving the Company; (d) to the Knowledge of the Company, no Related Party is competing, or has at any time competed, with the Company (provided, however, that the activities of other portfolio companies of the venture capital funds and other investors in the Company with whom a director is affiliated shall be deemed not to be competition by such Related Parties for purposes of this clause (d)); and (e) no Related Party has any claim or right against the Company (other than rights under Company Options and rights to receive compensation for services performed as an employee of the Company or other rights arising in the ordinary course of employment). No officer or director of the Company or any Subsidiary of the Company is related to or affiliated with Parent or any of its Affiliates (or with any officer or director of Parent or any of its Affiliates).

2.23                        Legal Proceedings; Orders.

(a)                                 Legal Proceedings. There is no pending Legal Proceeding and no Person has threatened in writing or, to the Knowledge of the Company, orally, to commence any Legal Proceeding: (i) that involves the Company or any of the assets owned or used by the Company or any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law; (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement; or (iii) that relates to the ownership of any capital stock of the Company, or any option or other right to the capital stock of the Company, or right to receive consideration as a result of this Agreement. No event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. Since January 1, 2011, no Legal Proceeding involving claims in excess of $50,000 has been commenced by, and no Legal Proceeding involving claims in excess of $50,000 has been pending against, the Company.

(b)                                 Orders. There is no order, writ, injunction, judgment or decree of any Governmental Body to which the Company, or any of the assets owned or used by the Company, is subject. To the Knowledge of the Company, no officer or other employee of the Company is subject to any order, writ, injunction, judgment or decree of any Governmental Body that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company’s business.

2.24                        Authority; Binding Nature of Agreement.

(a)                                 Authority; Binding Nature. The Company has the absolute and unrestricted right, power and authority to enter into and, subject to the Required Merger Stockholder Vote, to perform its obligations under this Agreement and under each other agreement, document or instrument referred to in or contemplated by this Agreement to which the Company is or will be a party; and the execution, delivery and performance by the Company of this Agreement and of each such other agreement, document and instrument have been duly authorized by all necessary action on the part of the Company and its board of directors. This Agreement and each other agreement, document and instrument referred to in or contemplated by this Agreement to which the Company is a party constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)                                 Board Approval. The Company’s board of directors has: (i) unanimously determined that the Merger is advisable and fair and in the best interests of the Company and its stockholders; (ii) unanimously recommended the adoption of this Agreement by the holders of Company Capital Stock and directed that this Agreement and the Merger be submitted for consideration by the Company’s stockholders in accordance with Section 5.2 and (iii) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Merger or any of the other transactions contemplated by this Agreement.

(c)                                  No Takeover Statute. No state or foreign takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated hereby.

2.25                        Non-Contravention; Consents. Neither: (1) the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement or any such other agreement, document or instrument, will (with or without notice or lapse of time):

(a)                                         contravene, conflict with or result in a violation of: (i) any of the provisions of any Charter Documents of the Company; or (ii) any resolution adopted by the stockholders, board of directors or any committee of the board of directors of the Company;

(b)                                 contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company or any of the assets owned or used by the Company, is subject;

(c)                                  contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Company’s business or to any of the assets owned or used by the Company;

(d)                                 contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract that is or would constitute a Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Company Contract; (ii) accelerate the maturity or performance of any such Company Contract; or (iii) cancel, terminate or modify any such Company Contract; or

(e)                                  result in the imposition or creation of any Lien upon or with respect to any asset owned or used by the Company (except for Permitted Liens).

Except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and obtaining the Required Merger Stockholder Vote, the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement; or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

2.26                        Vote Required. The affirmative vote of: (i) the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of the Company’s Series A Preferred Stock (voting separately as a separate class); (ii) the holders of at least a majority of the outstanding shares of the Company’s Series A-1 Preferred Stock (voting separately as a separate class) and (iii) the holders of at least a majority of the outstanding shares of Company Common Stock and Company Preferred Stock (voting together as a single class on an as converted to Company Common Stock basis) are the only votes of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement (the votes referred to in clauses “(i)” “(ii)” and “(iii)” of this sentence being referred to collectively as the “Required Merger Stockholder Vote”).

2.27                        Brokers; Other Service Providers. Except as set forth in Section 2.27 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Except as set forth in Section 2.27 of the Disclosure Schedule, no Person is or may become entitled to receive any fee or other amount from the Company for professional services performed or to be performed in connection with the Merger or any of the other transactions contemplated by this Agreement.

2.28                        Certain Business. The Company has never, directly or indirectly: (a) exported, re-exported, sold or supplied any products, technology or services to a Designated Country or a Designated National; (b) imported goods or services of Designated Country origin into the United States; (c) brokered or facilitated any of the activities described in clauses “(a)” through “(c)”; or (d) otherwise conducted any business in or with a Designated Country or a Designated National or engaged in activities that would, in whole or in part, constitute a violation of U.S. export Legal Requirements. (For purposes of this Agreement, “Designated Country” means any of the following: Cuba, Iran, Iraq, Libya, North Korea, Sudan or Syria, and “Designated National” means: (i) any individual who is a subject or citizen of a Designated Country or is domiciled in a Designated Country; or (ii) any Entity that either: (A) is organized under the laws of a Designated Country; (B) has its principal place of business in a Designated Country; or (C) is owned or controlled by a Designated Country or one or more Designated Nationals.)

2.29                        Third Party Acquisition Proposals. The Company has ceased any and all activities, discussions or negotiations with any Person (other than Parent) with respect to any proposed Acquisition Proposal. To the extent there were prior negotiations, any confidential information regarding the Company that was provided in connection with such activities, discussions or negotiations have ceased and such counter parties are required to have destroyed or returned such confidential information to the Company.

2.30                        Full Disclosure.  To the Company’s Knowledge, this Agreement (including the Disclosure Schedule) does not, and the Company Closing Certificate (as defined in Section 6.6(f)) and Merger Consideration Certificate (as defined in Section 6.6(g)) will not: (i) contain any representation, warranty or information that is false or misleading with respect to any material fact; or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading. The Company has no Knowledge of any fact that is reasonably likely to result in a Material Adverse Effect that has not been set forth in this Agreement or in the Disclosure Schedule.

2.31                        Samples.  The Company owns Nine Thousand One Hundred Ninety (9,190) test tubes of Ribonucleic Acid material (collectively, the “Samples”), which are listed on Section 2.31 of the Disclosure Schedule.  All such Samples are owned by the Company free and clear of any Liens.  Each Sample is in good condition and usable for its intended purpose.  At least eighty percent (80%) of the Samples are of sufficient quality to be used for reproducibility testing.

2.32                        Source Documentation.  All case report forms (“CRFs”) and source data for the patients enrolled in the Company’s clinical trials, including but not limited to final clinical diagnosis, demographic information and related information (collectively, the “Clinical Information”), but not including medical charts and other documentation belonging to medical institutions or physicians, have been properly assembled and catalogued by the Company.   All CRFs and Clinical Information have been provided to Parent.

2.33                        Information Statement.  The information supplied by the Company for inclusion in the Information Statement will not, as of the date of the Information Statement: (i) contain any statement that is inaccurate or misleading with respect to any material fact; or (ii) omit to state any material fact necessary in order to make such information (in the light of circumstances under which it is provided) not false or misleading.

2.34                        Disclaimer. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY STATED IN THIS SECTION 2 (INCLUDING THE DISCLOSURE SCHEDULES THERETO), THE COMPANY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, INCLUDING THE ACCURACY OR COMPLETENESS OF ANY FORECASTS OR PROJECTIONS MADE AVAILABLE TO PARENT OR MERGER SUB IN CERTAIN DATA ROOMS, OR ANY OTHER INFORMATION UNLESS EXPRESSLY AND SPECIFICALLY INCLUDED IN THIS SECTION 2 (INCLUDING THE DISCLOSURE SCHEDULES THERETO), AND PARENT AND MERGER SUB ACKNOWLEDGE AND AGREE THAT THEY HAVE NOT RELIED ON ANY INFORMATION THAT IS NOT EXPRESSLY CONTAINED IN THIS AGREEMENT.

2A                                REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

Each Seller Party, severally but not jointly, hereby represents and warrants as of the date hereof and as of the Closing Date, as follows:

2A.1                      Authorization; Title to Shares.  It has the full power and authority to enter into this Agreement, and (assuming due execution by Parent and the other parties to such agreements) such agreement constitutes its valid and legally binding obligation, enforceable against it in accordance with its terms.  The board of directors or similar governing body of such Seller Party has duly approved the Transaction Documents to which such Seller Party is a party and has duly authorized the execution and delivery of the Transaction Documents to which such Seller Party is a party and the consummation of the transactions contemplated thereby. No other corporate or other proceedings on the part of such Seller Party are necessary to approve and authorize the execution and delivery of the Transaction Documents to which such Seller Party is a party and the consummation of the transactions contemplated thereby. All Transaction Documents to which such Seller Party is a party have been duly executed and delivered by such Seller Party and constitute the valid and binding agreements of such Seller Party, enforceable against such Seller Party in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and as limited by general principles of equity that restrict the availability of equitable remedies. All shares of Company Capital Stock set forth next to such Seller Party’s name on Schedule 2A.1 are held of record and owned beneficially by such Seller Party and in the manner described on Schedule 2A.1, free and clear of all Liens. Except as set forth on the Merger Consideration Certificate, such Seller Party is not entitled to any consideration in connection with the Merger. Such Seller Party does not own or have any rights under any Company Option, Company Warrant, Promissory Note or other security to acquire any Company Capital Stock.

2A.2                      Purchase Entirely for Own Account.  The Consideration Shares are being acquired for investment for the Seller Party’s own account, not as a nominee or agent and not with a view to the resale or distribution of any part thereof.

2A.3                      Restricted Securities.  The Seller Party acknowledges and understands that the Consideration Shares are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from Parent in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933, as amended (the “Act”) only in certain limited circumstances.  The Seller Party acknowledges that Parent has no obligation to file a registration statement regarding the Seller Party’s resale of the Consideration Shares.  In this connection, the Seller Party represents that it is familiar with the Securities and Exchange Commission (“SEC”) Rule 144, as presently in effect, and understands the resale limitations imposed thereby.  The Seller Party understands that the Seller Party must hold the Consideration Shares indefinitely unless such Consideration Shares, as applicable, are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available.  The Seller Party further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Consideration Shares, and on requirements relating to Parent which are outside of the Seller Party’s control, and which Parent is under no obligation and may not be able to satisfy.

2A.4                      Accredited Investor.  Each Seller Party represents and warrants that it is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect and such Seller Party has executed the Certificate of Accredited Investor Status, attached hereto as Exhibit H.

2A.5                      Experience.  Each Seller Party has such knowledge and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in the Consideration Shares, a complete loss of Seller Party’s investment in the Consideration Shares.

2A.6                      Disclosure of Information.  Prior to the time of purchase of any Consideration Shares, the Seller Party received a copy of this Agreement.  The Seller Party has reviewed this Agreement, and has had the opportunity to ask questions and receive any additional information from persons acting on behalf of Parent to verify the Seller Party’s understanding of the terms thereof and of Parent’s business and status thereof.  The Seller Party acknowledges that no officer, director, attorney, broker-dealer, placement agent, finder or other person affiliated with Parent has given the Seller Party any information or made any representations, oral or written, other than as expressly provided in this Agreement, on which the Seller Party has relied upon in deciding to invest in the Consideration Shares, including without limitation, any information with respect to future acquisitions, mergers or operations of Parent or the economic returns which may accrue as a result of the acquisition of the Consideration Shares.  The foregoing, however, does not limit or modify the representations and warranties of Parent in Section 3 of this Agreement or the right of the Seller Party to rely thereon.  The Seller Party acknowledges and agrees that this Agreement contains all representations and warranties made by Parent to the Seller Party in connection with the offering and issuance of the Consideration Shares.

2A.7                      SEC Reports.  The Seller Party acknowledges that it has had access to and has reviewed the following (collectively, the “Disclosure Documents”): (i) Parent’s Annual Report on Form 10-K for the year ended December 31, 2013, including, without limitation, the section captioned “Risk Factors” regarding risk factors associated with an investment in Parent, (ii) Parent’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, (iii) Parent’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, and (iv) Parent’s Current Reports on Form 8-K filed since January 1, 2014, all as filed with the SEC.  In making this investment, the Seller Party has not relied upon any information not included in the Disclosure Documents, and the Seller Party has not relied upon any representations or warranties made by Parent, any other director or officer thereof, except as expressly set forth in this Agreement.

2A.8                      No General Solicitation.  The Seller Party acknowledges that it has not seen, received, been presented with, or been solicited by any leaflet, public promotional meeting, newspaper or magazine article or advertisement, radio or television advertisement, or any other form of advertising or general solicitation with respect to the Consideration Shares.

2A.9                      Public Information.  The Seller Party understands that Parent has not agreed with the Seller Party to comply with the public information or other provisions of SEC Rule 144 or any other exemption under federal or state law respecting the resale or other transfer of the Shares.

2A.10               Consultation With Own Attorney.  The Seller Party has been advised to consult with its own attorney and other financial and tax advisers regarding all legal matters concerning an investment in Parent and the tax consequences of purchasing the Consideration Shares, and has done so, to the extent such Seller Party considers necessary.

2A.11               Legends. The Seller Party understands that the certificates evidencing the Consideration Shares may bear the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO PARENT THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.”

2A.12               Disclaimer. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY STATED IN THIS SECTION 2A (INCLUDING THE DISCLOSURE SCHEDULES THERETO), EACH OF THE SELLER PARTIES DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, INCLUDING THE ACCURACY OR COMPLETENESS OF ANY FORECASTS OR PROJECTIONS MADE AVAILABLE TO PARENT OR MERGER SUB IN CERTAIN DATA ROOMS, OR ANY OTHER INFORMATION UNLESS EXPRESSLY AND SPECIFICALLY INCLUDED IN THIS SECTION 2A (INCLUDING THE DISCLOSURE SCHEDULES THERETO), AND PARENT AND MERGER SUB ACKNOWLEDGE AND AGREE THAT THEY HAVE NOT RELIED ON ANY INFORMATION THAT IS NOT EXPRESSLY CONTAINED IN THIS AGREEMENT.

3.                                      REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company, as of the date hereof and as of the Closing, as follows:

3.1                               Due Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to conduct its business in the manner in which its business is currently being conducted and to own and use its assets in the manner in which its assets are currently owned and used. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2                               Non-Contravention; Consents.

(a)                                 Non-Contravention. Neither: (i) the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; nor (ii) the consummation of the Merger or any of the other transactions contemplated by this Agreement or any of such other agreements, documents or instruments, will (with or without notice or lapse of time) contravene, conflict with or result in a violation of: (A) any of the provisions of the certificate of incorporation or bylaws of Parent or Merger Sub; (B) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of Parent or Merger Sub; or (C) any Legal Requirement or any order, writ, injunction or decree of any court or Governmental Body or of any arbitration award regarding Parent or Merger Sub, in each case that would prevent Parent or Merger Sub from performing its obligations under this Agreement.

(b)                                 Consents. Except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the filing contemplated in Section 5.8 to be made by Parent to the Nasdaq Global Market and any filings required to be made with the SEC, neither Parent nor Merger Sub will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (i) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement; or (ii) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

3.3                               Authority; Binding Nature of Agreement. Parent and Merger Sub have the right, power and authority to enter into and perform their obligations under this Agreement and under each other  agreement, document and instrument referred to in this Agreement to which Parent or Merger Sub is a party; and the execution, delivery and performance by Parent and Merger Sub of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors (or a duly authorized committee thereof). No vote of Parent’s stockholders is needed to approve the Merger. This Agreement and each other agreement, document or instrument referred to in this Agreement to which Parent or Merger Sub is a party constitutes the legal, valid and binding obligation of Parent and Merger Sub, as the case may be, enforceable against them in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.4                               Capitalization.  As of September 1, 2014, the authorized capital stock of Parent consisted of the following:

(a)                                 Preferred Stock.  5,000,000 shares of preferred stock, par value $0.001 per share, none of which were issued and outstanding.

(b)                                 Common Stock. 125,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), of which 21,487,855 shares were issued and outstanding.

(c)                                  Other Rights.  Except for an aggregate of 4,662,023 shares of Parent Common Stock reserved under Parent’s stock option  plans, of which options to  purchase 3,034,943 shares of Parent Common Stock are issued and outstanding, there are not outstanding any options, warrants, rights (including purchase, conversion or preemptive rights), calls, commitments, subscription rights, exchange rights, profit participation, or other agreements for the purchase or acquisition from Parent, or similar rights to acquire from Parent or similar obligations of Parent to issue, any shares of its capital stock.

3.5                               Offering.

(a)                                 Subject to the truth and accuracy of each Seller Party’s representations set forth in Section 2A of this Agreement, the offer, sale and issuance by Parent of the Consideration Shares will be exempt from the registration requirements of the Act, and are exempt from registration and qualification under the registration, permit or qualification requirements of all applicable securities laws of any state of the United States.

(b)                                 No vote of the holders of Parent’s capital stock is necessary to approve the issuance of the Consideration Shares in connection with the Merger.

(c)                                  The Consideration Shares will be duly authorized, validly issued and non-assessable.

3.6                               Public Disclosure. Parent has filed with the SEC true and complete copies of all forms, reports, financial statements and other documents, including the Disclosure Documents, required to be filed by it with the SEC as a reporting issuer and registrant respectively since October 29, 2013 (such forms, reports, financial statements and other documents, including any schedules included therein, are referred to as the “Public Documents”).  The Public Documents, at the time filed (i) did not contain any misrepresentation (as defined in the Act) and (ii) complied in all material  respects with the requirements of Act and the other securities laws of the United States.  Parent has not filed any amendment, material change report or any other document confidentially with any securities regulatory authority or any stock exchange which at the date of this Agreement remains confidential.

4.                                      CERTAIN COVENANTS OF THE COMPANY

4.1                               Access and Investigation. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 7.5 or the Effective Time (the “Pre-Closing Period”), the Company shall, and shall cause its Representatives to: (a) provide Parent and Parent’s Representatives with reasonable access during normal business hours to the Company’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide Parent and Parent’s Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request. During the Pre-Closing Period, with reasonable advance notice and the Company’s consent (not to be unreasonably withheld), Parent may make inquiries of Persons having business relationships with the Company (including suppliers, licensors, distributors and customers) and the Company shall help facilitate (and shall cooperate fully with Parent in connection with) such inquiries.

4.2                               Operation of the Business of the Company. During the Pre-Closing Period, the Company shall ensure that:

(a)                                 (i) except as specifically disclosed in Section 4.2 of the Disclosure Schedule, (ii) with the prior written consent of Parent or (iii) as specifically contemplated by this Agreement or the other Transaction Documents, the Company shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

(b)                                 the Company shall use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Company;

(c)                                  the Company’s officers shall report regularly to Parent concerning the status of the business of the Company as Parent may reasonably request;

(d)                                 the Company shall not cancel any of its insurance policies identified in Section 2.21 of the Disclosure Schedule;

(e)                                  the Company shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or other securities, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

(f)                                   the Company shall not sell, issue or authorize the issuance of: (i) any capital stock or other security (other than debt securities, which shall be convertible into capital stock of the Company, issued to Catalyst, Kodiak or Kodiak Ventures); (ii) any option or right to acquire any capital stock (or cash based on the value of capital stock) or other security; or (iii) any instrument convertible into or exchangeable for any capital stock (or cash based on the value of capital stock) or other security (except that the Company shall be permitted to issue Company Capital Stock upon the exercise of Company Options or Company Warrants, or upon the conversion of Company Preferred Stock or the Convertible Notes or other convertible notes that shall be issued to Catalyst, Kodiak or Kodiak Ventures, in each case outstanding as of the date of this Agreement and in accordance with their terms as in effect on the date of this Agreement);

(g)                                  the Company shall not amend or waive any of its rights under: (i) any provision of any Company Option Plans; or (ii) any provision of any agreement evidencing any outstanding Company Option;

(h)                                 the Company shall not amend or waive any of its rights under, or permit the acceleration of vesting under any provision of any restricted stock agreement;

(i)                                     the Company shall not amend or permit the adoption of any amendment to its Charter Documents, or effect or become a party to any Acquisition Proposal, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(j)                                    the Company shall not form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(k)                                 the Company shall not make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of the Company during the Pre-Closing Period, do not exceed $25,000 or which are otherwise set forth on Schedule 4.2(k);

(l)                                     the Company shall not: (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract; or (ii) amend or prematurely terminate, or waive any material right or remedy under, any such Contract;

(m)                             the Company shall not, except as set forth on Schedule 4.2(m): (i) acquire, lease or license any right or other asset from any other Person for an aggregate value in excess of $25,000; (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person; or (iii) waive or relinquish any right material to the conduct of the business of the Company as currently conducted;

(n)                                 the Company shall not: (i) lend money to any Person; or (ii) incur or guarantee any indebtedness for borrowed money (other than Promissory Notes issued to Catalyst, Kodiak or Kodiak Ventures which Promissory Notes shall convert into shares of the Company’s Series A-1 Preferred Stock immediately prior to the Closing);

(o)                                 the Company shall not, except as set forth on Schedule 4.2(o): (i) establish, adopt, amend or terminate any Company Employee Plan, except as otherwise contemplated under this Agreement; (ii) pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment, other than commissions paid in the ordinary course of business and consistent with past practices; (iii) increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in cash or otherwise) or remuneration payable to any of its directors, officers or employees; (iv) promote or change the title of any of its employees (retroactively or otherwise); or (v) hire or make an offer to hire any new employee;

(p)                                 the Company shall not change any of its methods of accounting or accounting practices in any material respect;

(q)                                 the Company shall not make or change any Tax election, file an amended Tax Return, adopt or change an accounting method in respect of Taxes, enter into a Tax allocation agreement or other agreement with respect to Taxes, Tax sharing agreement, Tax indemnity agreement or closing agreement, settle or comprise a claim, notice, audit report or assessment in respect of Taxes, or consent to an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of Taxes;

(r)                                    the Company shall not commence or settle any Legal Proceeding;

(s)                                   the Company shall not accelerate the collection of any accounts receivable or delay the payment of any accounts payable; and

(t)                                    the Company shall not agree or commit to take any of the actions described in clauses “(d)” through “(s)” above.

Notwithstanding the foregoing, the Company may take any action described in clauses “(a)” through “(t)” above if: Parent gives its prior written consent to the taking of such action by the Company; (B) such action is expressly contemplated by this Agreement or the other Transaction Documents or (C) such action is described in Section 4.2 of the Disclosure Schedule.

4.3                               Notification; Updates to Disclosure Schedule.

(a)                                 Notification. During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a breach of or an inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a breach of or an inaccuracy in any representation or warranty made by the Company in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely.

(b)                                 Updates. If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.3(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of: (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement; or (ii) determining whether any of the conditions set forth in Section 6 has been satisfied.

4.4                               No Negotiation. During the Pre-Closing Period, the Company shall not, whether directly or indirectly: (a) enter into any agreement, understanding or arrangement relating to any Acquisition Proposal; (b) consider, or engage in any discussions or negotiations relating to, any Acquisition Proposal; (c) provide any information regarding the Company or its business or operations to any party (other than to Parent or Parent’s Associates) in connection with any possible Acquisition Proposal; (d) solicit or encourage the submission of any Acquisition Proposal; or (e) permit any Associate of the Company to do any of the foregoing. The Company shall promptly (and in any event within 24 hours of receipt thereof) notify Parent orally and in writing of any inquiry, indication of interest, proposal, offer or request for non-public information relating to a possible Acquisition Proposal that is received by the Company or any of its Associates, which notice shall include (subject to any confidentiality restrictions in effect as of the date of this Agreement): (i) the identity of the Person making or submitting such inquiry, indication of interest, proposal, offer or request, and the terms and conditions thereof; and (ii) an accurate and complete copy of all written materials provided in connection with such inquiry, indication of interest, proposal, offer or request. The Company shall regularly update Parent as to any material developments concerning any such inquiry, proposal or offer and, in any event, provide such an update whenever requested by Parent.

4.5                               Resignation of Officers and Directors. The Company shall use commercially reasonable efforts to obtain and deliver to Parent, at or prior to the Closing, a release of claims from and resignation of each officer and director of the Company from their respective corporate offices (but not their employment) with the Company in each case in the form attached hereto as Exhibit I.

4.6                               Termination of Certain Employee Benefit Plans. The Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than one business day immediately preceding the Closing Date (i) any Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “401(k) Plan”) and (ii) all Company Option Plans. Unless Parent provides such notice to the Company, Parent shall receive from the Company, prior to the Effective Time, evidence that the Company’s board of directors has adopted resolutions to terminate each 401(k) Plan and Company Option Plan (the form and substance of which resolutions shall be subject to review and approval of Parent, which approval shall not be unreasonably withheld or delayed), effective no later than one business day immediately preceding the Closing Date. In the event that the distributions of assets from the trust of a 401(k) Plan which is terminated is reasonably anticipated to trigger liquidation charges, surrender charges, or other fees to be imposed upon the account of any participant or beneficiary of such terminated plan or upon any Company or plan sponsor, then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent at least five (5) business days prior to the Effective Time.

4.7                               Termination of Agreements. The Company shall cause each agreement referred to in Section 2.15(a)(i)(B) to be terminated effective as of or prior to the Effective Time and, prior to the Effective Time, shall have paid all amounts due thereunder, including all Taxes in respect thereof.

4.8                               Third Party Consents; Notices. The Company shall use commercially reasonable efforts to obtain prior to the Closing, and deliver to Parent at or prior to the Closing, all required consents, waivers and approvals under each Contract listed or described in Section 2.15(a) of the Disclosure Schedule (and any Contract entered into after the date hereof that would have been required to be listed or described in such Section 2.15(a) of the Disclosure Schedule if entered into prior to the date of this Agreement).

4.9                               FIRPTA Matters. At the Closing: (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897- 2(h)(1)(i) and Section 1.897-2(h)(2) of the United States Treasury Regulations (the “FIRPTA Statement”); and (b) the Company shall deliver to the Internal Revenue Service the notification required under Section 1.897-2(h)(2) of the United States Treasury Regulations (the “FIRPTA Notification”).

5.                                      CERTAIN COVENANTS OF THE PARTIES

5.1                               Filings and Consents.

(a)                                 Filings. Each party shall use commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file any notifications required under any applicable antitrust or competition laws or regulations in connection with the Merger. The Company and Parent shall respond as promptly as practicable to any inquiries or requests received from any state attorney general, antitrust authority or other Governmental Body in connection with antitrust or related matters. Subject to the confidentiality provisions of the Confidentiality Agreement, Parent and the Company each shall promptly supply the other with any information which may be required in order to effectuate any filings (including applications) pursuant to (and to otherwise comply with its obligations set forth in) this Section 5.1(a). Except where prohibited by applicable Legal Requirements or any Governmental Body, and subject to the confidentiality provisions of the Confidentiality Agreement, the Company shall: (i) cooperate with Parent with respect to any filings made by Parent in connection with the Merger; (ii) permit Parent to review (and consider in good faith the views of Parent in connection with) any documents before submitting such documents to any Governmental Body in connection with the Merger; and (iii) promptly provide Parent with copies of all filings, notices and other documents (and a summary of any oral presentations) made or submitted by the Company with or to any Governmental Body in connection with the Merger. Without limiting the generality of the foregoing, the Company shall duly make all filings set forth on Schedule 5.1(a) which are required to be made prior to the Closing in order for the Company to maintain the Company’s IP that is Registered IP.

(b)                                 Efforts. Without limiting the generality of Section 5.1(a), but subject to Section 5.1(c), each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement; and (ii) shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement.

(c)                                  Limitations. Notwithstanding anything to the contrary contained in Section 5.1(b) or elsewhere in this Agreement, neither Parent nor Merger Sub shall have any obligation under this Agreement: (i) to divest or agree to divest any of its respective businesses, product lines or assets, or to take or agree to take any other action or to agree to any limitation or restriction on any of its respective businesses, product lines or assets; (ii) to contest any Legal Proceeding relating to the Merger or any of the other transactions contemplated by this Agreement; or (iii) pay any amount or give any consideration to secure a Consent.

5.2                               Commercially Reasonable Efforts. Each of the parties hereto agrees to use its commercially reasonable efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Section 6 and Section 7, and including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Merger and the other transactions contemplated hereby.

5.3                               Stockholder Approval.  Within two (2) business days of the date of this Agreement, the Company shall, in accordance with its Charter Documents and applicable Legal Requirements, provide to its stockholders an Information Statement and other appropriate documents in connection with the obtaining of: (i) written consents of the stockholders of the Company in favor of the adoption and approval of this Agreement, the Merger and the other transactions contemplated by this Agreement; and (ii) waivers by the stockholders of the Company of their appraisal or dissenters’ rights in connection with the Merger. The Company shall use commercially reasonable efforts to obtain such written consents and waivers from holders of all of the outstanding shares of Company Capital Stock. The Information Statement shall, among other things: (A) include the unanimous recommendation of the board of directors of the Company in favor of the adoption and approval of this Agreement, the Merger and the other transactions contemplated hereby; (B) notify the stockholders of the receipt by the Company of the Required Merger Stockholder Vote and their appraisal rights pursuant to Section 262 of the Delaware Law; and (C) comply with all applicable Legal Requirements. Notwithstanding anything to the contrary contained in this Agreement, the Information Statement and any other materials submitted to the Company’s stockholders in connection with the transactions contemplated by this Agreement shall be subject to prior review and reasonable approval by Parent.

5.4                               Public Announcements. From and after the date of this Agreement, except as expressly contemplated by this Agreement, the Company shall not (and the Company shall ensure that none of its Affiliates or Representatives) issue any press release or make any public statement regarding (or otherwise disclose to any Person (other than financial, tax or legal advisors, and in the case of Covered Securityholders following the Closing, ordinary course communications with their respective limited partners) the existence or terms of) this Agreement or the Merger or any of the other transactions or documents contemplated by this Agreement, without Parent’s prior written consent, except as may be required by law.

5.5                               Communications with Employees. During the Pre-Closing Period, and subject to reasonable supervision of the Company’s Representatives, Parent may communicate with current Company Employees regarding post-Closing employment matters with Parent or any Subsidiary or Affiliate of Parent, including compensation and applicable employee benefit plans. Prior to the Closing Date, without the prior written approval of Parent, the Company shall not (and the Company shall ensure that none of its Affiliates or Representatives) communicate with Company Employees regarding post-Closing employment matters with Parent or any Subsidiary or Affiliate of Parent, including post-Closing employee benefit plans and compensation in a manner that is inconsistent with the offer letters delivered to the Company prior to the date of this Agreement.

5.6                               Directors and Officers.

(a)                                 Tail Insurance.  Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage (the “D&O Tail”) for the Company’s directors and officers in a form mutually acceptable to the Company and Parent, which shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company. Parent shall cause the Surviving Corporation to maintain such policy.

(b)                                 Limitation of Liability and Indemnification.  For a period of six (6) years following the Closing, Parent shall cause the Surviving Corporation to maintain in effect in the Surviving Corporation’s organizational documents and indemnification agreements the provisions regarding limitation of liability and indemnification of the Company’s current or former directors and officers, and the advancement of expenses incurred contained in the certificate of incorporation and bylaws of the Company, as applicable, immediately prior to the Closing.

5.7                               Continuing Employees. Employees of the Company who continue employment with the Surviving Corporation or accept employment with Parent immediately following the Effective Time (the “Continuing Employees”) will become eligible to participate in Parent’s employee benefit programs,  such  as medical and dental coverage, life insurance, etc. (subject to necessary transition period and the terms of such programs). To the extent permitted under applicable law, each Continuing Employee will be given service credit for all purposes, including for eligibility to participate (provided, however, that no retroactive contributions shall be required), benefit accrual and eligibility for vesting under Parent employee benefit plans and arrangements with respect to his or her length of service with the Company prior to the Closing Date. Parent shall use reasonable efforts to cause any and all pre-existing conditions (or actively at work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under any Parent employee benefit plans and arrangements to be waived with respect to such Continuing Employees and shall provide them with credit for any co-payments, deductibles and offsets (or similar payments) made during the plan year that includes the Closing Date for the purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any Parent employee benefit plans or arrangements in which they are eligible to participate after the Closing Date.

5.8                               Listing of the Consideration Shares. Parent shall cause the Consideration Shares to be approved for listing on the Nasdaq Global Market within five (5) business days following the Closing Date in accordance with the Nasdaq Global Market rules.

6.                                      CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to cause the Merger to be effected and otherwise cause the transactions contemplated by this Agreement to be consummated are subject to the satisfaction (or waiver by Parent), at or prior to the Closing, of each of the following conditions:

6.1                               Accuracy of Representations.

(a)                                 Accuracy at Signing. Each of the representations and warranties made by the Company in this Agreement shall have been accurate in all material respects as of the date of this Agreement, other than (i)

representations and warranties which by their terms are made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date and (ii) representations and warranties which contain materiality, Material Adverse Effect and similar qualifications shall have been accurate in all respects; provided, however, that for purposes of determining the accuracy of such representations and warranties any update of or modification to the Disclosure Schedule made or purported to have been made after the execution and delivery of this Agreement shall be disregarded.

(b)                                 Accuracy at Closing. Each of the representations and warranties made by the Company in this Agreement shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date, other than (i) representations and warranties which by their terms are made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date and (ii) representations and warranties which contain materiality, Material Adverse Effect and similar qualifications shall have been accurate in all respects; provided, however, that for purposes of determining the accuracy of such representations and warranties: any update of or modification to the Disclosure Schedule made or purported to have been made after the execution and delivery of this Agreement shall be disregarded.

6.2                               Performance of Covenants. All of the covenants and obligations that the Company are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3                               Governmental and Other Consents.

(a)                                 Governmental Consents. All filings with and other Consents of any Governmental Body required to be made or obtained in connection with the Merger and the other transactions contemplated by this Agreement shall have been made or obtained and shall be in full force and effect and any waiting period under any applicable antitrust or competition law, regulation or other Legal Requirement shall have expired or been terminated.

(b)                                 Other Consents. All Consents identified in Schedule 6.3(b) shall have been obtained and shall be in full force and effect.

6.4                               Stockholder Approval. The adoption of this Agreement shall have been duly approved by the Required Merger Stockholder Vote and holders of at least ninety five percent (95%) of the outstanding Company Capital Stock. The number of shares of Company Capital Stock that constitute (or that are or may be eligible to become) Dissenting Shares shall be less than one percent (1%) of the Company Capital Stock outstanding immediately prior to the Closing.

6.5                               Termination of Severance Agreements. The Company shall have provided Parent with evidence reasonably satisfactory to Parent as to the termination of each Company Contract required to be disclosed pursuant to in Section 2.15(a)(i)(B) and the payments of all amounts due thereunder, including all Taxes and COBRA-related obligations in respect thereof.

6.6                               Agreements and Documents. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

(a)                                 the Escrow Agreement, duly executed by the Stockholders’ Agent and the Escrow Agent;

(b)                                 the Release Agreements, substantially in the form of Exhibit J, duly executed by the Persons identified on Schedule 6.6(c);

(c)                                  a certificate duly executed on behalf of the Company by the chief executive officer of the Company certifying that the conditions set forth in Sections 6.1, 6.2, 6.4, 6.8, 6.9, 6.13 and 6.14, have been duly satisfied (the “Company Closing Certificate”);

(d)                                 a certificate (the “Merger Consideration Certificate”), duly executed on behalf of the

Company by its chief financial officer, containing the following information and the representation and warranty of the Company that all of such information is true and accurate as of the Closing:

(i)                                     the name and address of record of each Person (other than Parent) who is a Covered Securityholder immediately prior to the Effective Time;

(ii)                                  the number of shares of Company Capital Stock held by each such stockholder immediately prior to the Effective Time (together with the corresponding Company Share Certificate number);

(iii)                               the Merger Consideration that each Covered Securityholder is entitled to receive  pursuant to Section 1.3;

(iv)                              the cash amount to be contributed to the Escrow Account and the Holdback Account with respect to the shares of Company Capital Stock held by each such stockholder pursuant to Section 1.7(a) and Section 1.7(b) respectively; and

(v)                                 the cash amounts to be paid to each Schedule 1.12(d) Payment Recipient.

(e)                                  documentation, reasonably satisfactory to Parent, in support of the calculation of the amounts set forth in the Merger Consideration Certificate;

(f)                                   the written resignations of and release of claims from all officers and directors of the Company required pursuant to Section 4.5, effective as of the Effective Time;

(g)                                  the Certificate of Merger duly executed by the Company;

(h)                                 written acknowledgment and release of claims from each Schedule 1.12(d) Payment Recipient acknowledging that upon receipt by such Person of the amount indicated on the Merger Consideration Certificate, such Person will have been paid in full, and has no other claims of any type against the Company; and

(i)                                     the FIRPTA Statement executed by the Company.

6.7                               FIRPTA Compliance. The Company shall have filed with the Internal Revenue Service the FIRPTA Notification.

6.8                               No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

6.9                               No Legal Proceedings. No Governmental Body and no other Person shall have commenced or threatened to commence any Legal Proceeding: (a) challenging the Merger or any of the other transactions contemplated by this Agreement or seeking the recovery of damages in connection with the Merger or any of the other transactions contemplated by this Agreement; (b) seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of Merger Sub or the Company; (c) that may have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the other transactions contemplated by this Agreement; or (d) seeking to compel the Company, Parent or any affiliate of Parent to dispose of or hold separate any material assets as a result of the Merger or any of the other transactions contemplated by this Agreement.

6.10                        Tail Insurance. The Company shall have provided Parent with evidence reasonably satisfactory to Parent of the purchase of the D&O Tail in accordance with Section 5.6(a).

6.11                        No Options, Warrants and Other Rights. The Company shall have provided Parent with evidence reasonably satisfactory to Parent as to the termination of all options, warrants or other rights to purchase shares of Company Capital Stock.

6.12                        Repayment; Conversion and Cancellation of Convertible Notes.  At or prior to the Closing, all outstanding Senior Notes and Junior Notes shall have been converted to shares of Company Series A-1 Preferred Stock in full satisfaction of the Company’s obligations under such Junior Notes.

6.13                        Termination of Employee Plans and Company Option Plans. The Company shall have provided Parent with evidence reasonably satisfactory to Parent as to the termination of each 401(k) Plan and Company Option Plan.

6.14                        Non-Operating Debt and Liabilities. The Company shall have provided Parent with evidence reasonably satisfactory to Parent that all Indebtedness and other non-operating debt of the Company had been repaid in full or will be paid in full as part of the payments made to the Schedule 1.12(d) Payment Recipients.

6.15                        Release of Liens. The Company shall have provided Parent with evidence reasonably satisfactory to Parent that all security interests and other Liens (other than Permitted Liens) on any assets of the Company have been (or will upon filing of proper executed documentation provided to Parent prior to the Closing be) released.

7.                                      CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Company), at or prior to the Closing, of the following conditions:

7.1                               Accuracy of Representations.

(a)                                 Accuracy at Signing.  Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall have been accurate in all material respects as of the date of this Agreement, other than (i) representations and warranties which by their terms are made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date and (ii) representations and warranties which contain materiality, Material Adverse Effect and similar qualifications shall have been accurate in all respects.

(b)                                 Accuracy at Closing. Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date, other than (i) representations and warranties which by their terms are made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date and (ii) representations and warranties which contain materiality, Material Adverse Effect and similar qualifications shall have been accurate in all respects.

7.2                               Performance of Covenants. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3                               Payment of Audit Costs.  Parent shall have paid the Company up to One Hundred Thousand Dollars ($100,000) to the Company for costs incurred by the Company in connection with the preparation of the Company Financial Statements, of which Fifty Thousand Dollars ($50,000) was paid to the Company on June 23, 2014 and Fifty Thousand Dollars ($50,000) shall have been paid to the Company within two (2) business day of the date of this Agreement and in any event not later than Closing.

7.4                               Documents. The Company shall have received the following documents, each of which shall be in full force and effect:

(a)                                 the Escrow Agreement, duly executed by Parent and the Escrow Agent; and

(b)                                 a certificate duly executed on behalf of Parent by an executive officer of Parent certifying that the conditions set forth in Sections 7.1 and 7.2 have been duly satisfied (the “Parent Closing Certificate”).

7.5                               No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

8.                                      TERMINATION

8.1                               Termination Events. This Agreement may be terminated prior to the Closing (whether before or after the adoption of this Agreement by the Company’s stockholders):

(a)                                 by the mutual written consent of Parent and the Company;

(b)                                 by Parent if the Closing has not taken place on or before 5:00 p.m. (Pacific time) on the three (3) month anniversary of the date of this Agreement (the “Expiration Date”) (other than as a result of any failure on the part of Parent to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement or in any other agreement or instrument delivered to the Company in connection with the transactions contemplated by this Agreement);

(c)                                  by the Company if (i) the Closing has not taken place on or before 5:00 p.m. (Pacific time) on the Expiration Date (other than as a result of any failure on the part of the Company or any of the stockholders of the Company to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent in connection with the transactions contemplated by this Agreement) or (ii) if Parent breaches its obligation to consummate the Merger pursuant to Section 1.3;

(d)                                 by either Parent or the Company if: (i) a court of competent jurisdiction or other Governmental Body shall have issued a final and non-appealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or (ii) there shall be any Legal Requirement enacted, promulgated, issued or deemed applicable to the Merger by any Governmental Body that would make consummation of the Merger illegal;

(e)                                  by Parent if: (i) any of the representations and warranties of the Company contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 6.1 would not be satisfied; or (ii) any of the covenants of the Company contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that if an inaccuracy in any of the representations and warranties of the Company as of a date subsequent to the date of this Agreement or a breach of a covenant by the Company is curable by the Company through the use of reasonable efforts during the period between the date Parent notifies the Company in writing of the existence of such inaccuracy or breach and the Expiration Date (the “Company Cure Period”), then Parent may not terminate this Agreement under this Section 8.1(e) as a result of such inaccuracy or breach prior to the expiration of the Company Cure Period, provided the Company, during the Company Cure Period, continues to exercise reasonable efforts to cure such inaccuracy or breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(e) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Company Cure Period);

(f)                                   by the Company if: (i) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 7.1 would not be satisfied; or (ii) if any of Parent’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that if an inaccuracy in any of Parent’s representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by Parent is curable by Parent through the use of reasonable efforts during the period between the date the Company notifies Parent in writing of the existence of such inaccuracy or breach and the Expiration Date (the “Parent Cure Period”), then the Company may not terminate this Agreement under this Section 8.1(f) as a result of such inaccuracy or breach prior to the expiration of the Parent Cure Period, provided Parent, during the Parent Cure Period, continues to exercise reasonable efforts to cure such inaccuracy or breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(f) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Parent Cure Period); or

(g)                                  by Parent if the Required Merger Stockholder Vote is not obtained within twenty four (24) hours after the execution of this Agreement.

8.2                               Termination Procedures. If Parent wishes to terminate this Agreement pursuant to Section 8.1, Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 8.1, the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

8.3                               Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) none of the Company or Parent shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement, which breach was willful or intentional or caused by such party’s gross negligence; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 10; and (c) the parties shall, in all events, remain bound by and continue to be subject to Section 5.4 and the Confidentiality Agreement.

9.                                      INDEMNIFICATION.

9.1                               Survival of Representations and Warranties.

(a)                                 Company and Seller Party Representations and Warranties.  The representations and warranties of the Company and each Seller Party contained in this Agreement or in any exhibit, schedule or certificate required to be delivered pursuant to this Agreement (including the Company Closing Certificate and the Merger Consideration Certificate) shall survive the Closing until the fifteen month anniversary of the Effective Time; provided, that: (i) the representations and warranties of the Company set forth in Section 2.1 (Due Organization), Section 2.3 (Capitalization) or Section 2.24 (Authority) (collectively, the “Company Fundamental Representations”) and (ii) the representations and warranties of the Seller Parties set forth in Section 2A.1 (Authorization, Title to Shares) (the “Seller Party Fundamental Representations” and collectively with the Company Fundamental Representations, the “Fundamental Representations”) shall survive until ninety (90) days after the expiration of the applicable statutes of limitations (after giving effect to any waivers or extensions thereof); and (ii) the representations and warranties set forth in Section 2.11 (Title to Assets; Equipment), Section 2.14 (Intellectual Property), Section 2.16 (Compliance with Legal Requirements; Testing Products) and Section 2.18 (Tax Matters) (collectively, the “Specified Representations”) shall survive until the date that is thirty six (36) months subsequent to the Effective Time. The right to bring a claim for breach of covenants and agreements set forth in this Agreement requiring performance: (i) prior to the Closing, shall survive for a period of fifteen (15) months after the Effective Time; or (ii) after the Closing, shall survive until fully performed. If written notice of a claim has been given prior to the expiration of the applicable survival period set forth in this Section 9.1(a) by a Buyer Indemnitee, then the relevant survival period shall be extended as to such claim until such claim has been finally resolved and, as to any such claim, such applicable survival period will not adversely affect the rights to indemnification, compensation and reimbursement of the party making such claim. Notwithstanding anything to the contrary, indemnification obligations of any Covered Securityholder for such Covered Securityholder’s fraud, willful breach or intentional misrepresentation for which the Covered Securityholder shall be required to provide indemnification, compensation or reimbursement under this Section 9 shall not be subject to the limitations under Section 9.1(a), the Basket, the Cap or any other limitation (even in the case where the claim for fraud, willful breach or intentional misrepresentation is related to or based upon a representation, warranty, covenant or agreement otherwise subject to certain limitations hereunder) (the “Fraud Exception”).  All Officer’s Certificates must be delivered, and all indemnification claims must be made, in accordance with the provisions, including the applicable time periods, set forth in Section 9.5.  NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, IT IS THE INTENTION OF THE PARTIES THAT THE FOREGOING SURVIVAL PERIODS AND TERMINATION DATES SUPERSEDE ANY APPLICABLE STATUTE OF LIMITATIONS APPLICABLE TO SUCH CLAIMS.

(b)                                 Parent and Merger Sub Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in this Agreement or in any exhibit, schedule or certificate required to be delivered pursuant to this Agreement shall survive the Closing until the fifteen (15) month anniversary of the Effective Time.  If written notice of a claim has been given prior to the expiration of the survival period set forth in this Section 9.1(b) by a Seller Indemnitee, then the relevant survival period shall be extended as to such claim until such claim has been finally resolved and, as to any such claim, such applicable survival period will not adversely affect the rights to indemnification, compensation and reimbursement of the party making such claim. Notwithstanding anything to the contrary, nothing in this Section 9.1(b) or elsewhere in this Agreement limits a claim based upon fraud, willful breach or intentional misrepresentation which claim may be brought at any time without regard to any survival period or statute of limitations referenced above.

9.2                               Indemnification by the Covered Securityholders. Subject to the provisions of this Section 9, after the Closing the Covered Securityholders shall, severally and not jointly (based upon the Pro Rata Share applicable to such Covered Securityholder), indemnify and hold harmless the Buyer Indemnitees from and against, and shall compensate and reimburse each of the Buyer Indemnitees for, any and all Losses which are, directly or indirectly, sustained or suffered by any such Buyer Indemnitee or to which any of the Buyer Indemnitees otherwise directly or indirectly become subject based upon, arising out of, or by reason of any of the following:

(a)                                 any inaccuracy in or breach of any representation or warranty made by the Company or a Seller Party contained in this Agreement or in any exhibit, schedule or certificate required to be delivered pursuant hereto or thereto or any representation made by a Covered Securityholder in any Letter of Transmittal (it being understood that in the event of an inaccuracy in or breach of any representation or warranty in this Agreement or a Letter of Transmittal made by a Covered Securityholder or Seller Party, Parent shall not be entitled to indemnification, compensation or reimbursement from any Covered Securityholder or Seller Party other than the Covered Securityholder or Seller Party whose representation or warranty was inaccurate or breached) (without giving effect to: (i) any materiality, Material Adverse Effect or similar qualifications limiting the scope of such representation or warranty (except for the definition of “Material Contract”, for which such terms will be given effect); or (ii) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement);

(b)                                 any breach of any covenant or agreement by the Company (to be performed after the Closing) or the Stockholders’ Agent contained in this Agreement or in any exhibit, schedule or certificate required to be delivered pursuant hereto or thereto;

(c)                                  any payments made or Losses incurred in respect of Dissenting Shares in excess of the amounts payable for such shares of Company Capital Stock pursuant to this Agreement;

(d)                                 any Pre-Closing Taxes, provided that the Buyer Indemnitees shall not be entitled to indemnification for such Taxes pursuant to any claim made after the termination of the survival period for the Specified Representations set forth in Section 9.1(a);

(e)                                  all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of Legal Requirements) and any Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by Contract or otherwise, which Taxes relate to an event or transaction occurring at or prior to the Closing, provided that the Buyer Indemnitees shall not be entitled to indemnification for such Taxes pursuant to any claim made after the termination of the survival period for the Specified Representations set forth in Section 9.1(a);

(f)                                   any Losses arising from any inaccuracy in the Merger Consideration Certificate, including any inaccuracy relating to the Merger Consideration, and any Losses arising from any inaccuracy in

Schedule 1.12(d);

(g)                                  any costs and expenses owed to the Escrow Agent as described in Section 1.7(a) herein to the extent not satisfied out of the Escrow Fund;

(h)                                 any obligations related to funds received by the Company prior to the Closing under any grant program;

(i)                                     any Losses arising from a claim asserted against a director or officer of the Company that is not covered by the D&O Tail;

(j)                                    any Transaction Expenses not paid in full by the Company at or prior to the Closing; and

(k)                                 any claim asserted or held by any current, former or alleged security holder, in such Person’s capacity (or alleged capacity) as a security holder, of the Company relating to this Agreement and the transactions contemplated hereby.

By executing his, her or its Letter of Transmittal, each Covered Securityholder will agree, among other things, to be severally but not jointly liable for the indemnification, compensation and reimbursement obligations set forth in this Section 9.2 to the extent of each such Person’s Pro Rata Share.

9.3                               Indemnification by Parent.  Subject to the provisions of this Section 9, after the Closing, Parent shall indemnify and hold harmless the Seller Indemnitees from and against, and shall compensate and reimburse each of the Seller Indemnitees for, any and all Losses which are, directly or indirectly, sustained or suffered by any such Seller Indemnitee or to which any of the Seller Indemnitees otherwise directly or indirectly become subject based upon, arising out of, in connection with or by reason of any of the following:

(a)                                 any inaccuracy in or breach of any representation or warranty made by Parent or Merger Sub contained in this Agreement or in any exhibit, schedule or certificate required to be delivered pursuant hereto or thereto (without giving effect to any materiality, Material Adverse Effect or similar qualifications limiting the scope of such representation or warranty); and

(b)                                 any breach of any covenant or agreement to be performed by Parent or Merger Sub contained in this Agreement or in any exhibit, schedule or certificate required to be delivered pursuant hereto.

9.4                               Indemnification Procedures.

(a)                                 Promptly following the incurrence of any Losses or discovery of any potential Losses by an Indemnitee who believes that such party is or will be entitled to indemnification, compensation or reimbursement pursuant to this Section 9, Parent, to the extent such Indemnitee is a Buyer Indemnitee, or the Stockholders’ Agent, to the extent such Indemnitee is a Seller Indemnitee, shall notify the Stockholders’ Agent or Parent, as applicable, of the Loss (or potential Loss) for which such Indemnitee is entitled to indemnification, compensation and reimbursement pursuant to this Section 9.  Subject to the survival periods and time limitations on making claims hereunder set forth in Section 9.1, the failure of any Indemnitee  to give timely notice hereunder shall not limit any of the obligations of an Indemnifying Party under this Section 9 (except to the extent (and only to the extent) such failure materially prejudices the defense of such Legal Proceeding).

(b)                                 The obligations and liabilities of the party from whom indemnification is sought under this Section 9 (the “Indemnifying Party”) with respect to Losses arising from actual or threatened Legal Proceedings, claims or demands by any third party which are subject to the indemnification provided for in this Section 9 (“Third Party Claims”) shall be governed by and contingent upon the following terms and conditions: if a Buyer Indemnitee shall receive notice of any Third Party Claim, Parent, on behalf of a Buyer Indemnitee, shall give the Stockholders’ Agent notice of such Third Party Claim (a “Third Party Claim Notice”) promptly following the receipt by the Buyer Indemnitee of such notice; and if a Seller Indemnitee shall receive notice of any Third Party Claim, the Stockholders’ Agent, on behalf of a Seller Indemnitee, shall give Parent a Third Party Claim Notice promptly following the receipt by the Seller Indemnitee of such notice.  Subject to the survival periods and time limitations on making claims hereunder set forth in Section 9.1, the failure of Parent or the Stockholders’ Agent, as applicable, to give timely notice hereunder shall not limit any of the obligations of an Indemnifying Party under this Section 9 (except to the extent (and only to the extent) such failure materially prejudices the defense of such Legal Proceeding).  Such Third Party Claim Notice shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim, including any summons, complaint or other pleading which may have been served, any written demand or any other document or instrument.

(c)                                  In the event of the assertion or commencement by any Person of a Third Party Claim with respect to which any party hereto may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 9, Buyer Indemnitee or Seller Indemnitee, as applicable, shall have the right, at its election and subject to Section 9.4(d), to proceed with the defense of such claim or Legal Proceeding on its own with counsel reasonably satisfactory to (x) the Stockholders’ Agent, if the Indemnitee is a Buyer Indemnitee, or (y) Parent, if the Indemnitee is a Seller Indemnitee, in each case so long as:

(i)                                     Subject to the other provisions of this Section 9 (including Section 9.4(c)(iii) below and the other limitations in this Section 9), all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively by the Indemnifying Party;

(ii)                                  the Indemnifying Party shall make available to the Indemnitee, as applicable, any documents and materials in the Indemnifying Party’s possession or control that may be necessary to the defense of such claim or Legal Proceeding; and

(iii)                               (A) where the Indemnitee is a Buyer Indemnitee, Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding; provided, however, that if Parent settles, adjusts or compromises any such claim or Legal Proceeding without the consent of the Stockholders’ Agent, such settlement, adjustment or compromise shall not be conclusive evidence of the amount of Losses incurred by the Buyer Indemnitee in connection with such claim or Legal Proceeding (it being understood that if Parent requests that the Stockholders’ Agent consent to a settlement, adjustment or compromise, the Stockholders’ Agent shall not unreasonably withhold or delay such consent); and (B) where the Indemnitee is a Seller Indemnitee, the Stockholders’ Agent shall have the right to settle, adjust or compromise such claim or Legal Proceeding; provided, however, that if the Stockholders’ Agent settles, adjusts or compromises any such claim or Legal Proceeding without the consent of Parent, such settlement, adjustment or compromise shall not be conclusive evidence of the amount of Losses incurred by the Seller Indemnitee in connection with such claim or Legal Proceeding (it being understood that if the Stockholders’ Agent requests that Parent consent to a settlement, adjustment or compromise, Parent shall not unreasonably withhold or delay such consent).

(d)                                 If an Indemnitee does not elect to proceed with the defense of any claim or Legal Proceeding as contemplated in Section 9.4(c) above, then the Stockholders’ Agent, where the Indemnitee is a Buyer Indemnitee, or Parent, where the Indemnitee is a Seller Indemnitee, shall proceed with the defense of such claim or Legal Proceeding with counsel reasonably satisfactory to the Indemnitee; provided, however, that the Indemnifying Party may not settle, adjust or compromise any such claim or Legal Proceeding without the prior written consent of the Indemnitee (which consent may not be unreasonably withheld or delayed).

9.5                               Manner of Indemnification.

(a)                                 Escrow Fund. To provide a fund against which a Buyer Indemnitee may assert claims of indemnification, compensation and reimbursement under this Section 9 (an “Indemnification Claim”), the Escrow Amount shall be deposited into the Escrow Account pursuant to the Escrow Agreement in accordance with Section 1.7(a).  The Escrow Fund shall be held and distributed in accordance with this Section 9 and the Escrow Agreement, and each Indemnification Claim made by a Buyer Indemnitee shall be made only in accordance with this Section 9 and the Escrow Agreement.  Any interest or other income paid on the Escrow Amount shall be added to the Escrow Fund and become a part thereof and available for satisfaction of Indemnification Claims made by a Buyer Indemnitee.  Subject to the terms and conditions of this Agreement, the entire amount of the Escrow Fund shall be available to the Buyer Indemnitees for satisfaction of any Losses they may suffer that are subject to indemnification, compensation or reimbursement pursuant to this Section 9, regardless of whether or not such Losses were caused by any of the Company, a Covered Securityholder or any of their Affiliates and irrespective of whether indemnification, compensation or reimbursement claims under this Section 9 were first asserted by the Buyer Indemnitees against one or more of such Persons.  No Covered Securityholder may recover from the Buyer Indemnitees, and none of the Buyer Indemnitees has any Liability for, any amount by which the Escrow Fund is properly reduced thereby in accordance with this Agreement and the Escrow Agreement.  Notwithstanding anything to the contrary contained in this Agreement, none of the limitations set forth in this Section 9 shall apply to any action for specific performance, injunctive relief or other equitable remedy or with regard to any claim or action subject to the Fraud Exception.

(b)                                 Release From Escrow. On the Escrow Release Date, the Escrow Agent shall, subject to the terms set forth in the Escrow Agreement, disburse any portion of the Escrow Fund which exceeds any amounts on that date reserved against pending claims of the Buyer Indemnitees for indemnifiable, compensable or reimbursable Losses. Such disbursement shall be made to the Covered Securityholders by the Escrow Agent in accordance with the Escrow Agreement.

(c)                                  Claims for Indemnification by the Buyer Indemnitees Against the Escrow Fund.

(i)                                     On or before the Escrow Release Date, Parent may deliver to the Escrow Agent and the Stockholders’ Agent a certificate signed by an officer of Parent (an “Officer’s Certificate”):  (A) stating that Parent has paid, incurred, sustained or accrued Losses; (B) specifying in reasonable detail the individual items of Loss included in the amount so stated and the nature of the misrepresentation, breach of warranty or covenant to which such item is related or the indemnification, compensation or reimbursement obligation to which such Losses are related; and (C) the amount of the Escrow Fund sought to be delivered to Parent (for the benefit of the pertinent Buyer Indemnitee) in compensation for such Losses.

(ii)                                  At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such Officer’s Certificate shall be delivered to the Stockholders’ Agent by Parent (on behalf of itself or any other Buyer Indemnitee) and for a period of thirty (30) days after such delivery to the Escrow Agent of such Officer’s Certificate, the Escrow Agent shall make no payment pursuant to this Section 9.5 unless the Escrow Agent shall have received written authorization from the Stockholders’ Agent to make such delivery.  After the expiration of such 30-day period, the Escrow Agent shall make delivery of cash from the Escrow Fund to Parent in accordance with this Section 9.5; provided, however, that no such delivery may be made if and to the extent the Stockholders’ Agent has objected in a written statement to any claim or claims made in the Officer’s Certificate, and such written statement shall have been delivered to the Escrow Agent and to Parent prior to the expiration of such 30-day period.

(d)                                 Resolution of Objections to Claims by Buyer Indemnitees Against the Escrow Fund.

(i)                                     If the Stockholders’ Agent objects in writing to any claim or claims by Parent made in any Officer’s Certificate within such 30-day period, Parent and the Stockholders’ Agent shall attempt in good faith for twenty (20) days after Parent’s receipt of such written objection to resolve such objection.  If Parent and the Stockholders’ Agent shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and delivered to the Escrow Agent.  The Escrow Agent shall be entitled to conclusively rely on any such memorandum and the Escrow Agent shall, as applicable, distribute cash from the Escrow Fund in accordance with the terms of such memorandum.

(ii)                                  If no such agreement can be reached during the 20-day period for good faith negotiation, but in any event upon the expiration of such 20-day period, either Parent or the Stockholders’ Agent may pursue any legal remedy available to him, her or it with respect to the portion of the Escrow Fund in dispute.

(e)                                  Interest and Earnings on Escrow Fund. Parent and the Stockholders’ Agent agree that all investment earnings and income with respect to the Escrow Fund shall be allocated to the Covered Securityholders.  Parent, Merger Sub and the Company (and after the Closing, the Surviving Corporation) shall file all Tax Returns consistently with the foregoing.  Any investment earnings and income on the Escrow Fund shall be paid by the Escrow Agent, upon release from the Escrow Fund, to the Covered Securityholders.

(f)                                   Claims for Indemnification Other than Against the Escrow Fund.  In the event of a claim by an Indemnitee not against the Escrow Fund, Parent, if the Indemnitee is a Buyer Indemnitee, or the Stockholders’ Agent, if the Indemnitee is a Seller Indemnitee, shall deliver notice of such claim to the applicable Indemnifying Party and the Indemnitee and the Indemnifying Party shall endeavor in good faith to resolve such claim in accordance with the terms and conditions of this Section 9.

9.6                               Limitations on Indemnification; Calculation of Losses.  Notwithstanding anything to the contrary contained in this Agreement:

(a)                                 The Covered Securityholders shall not be liable for (and the Escrow Fund shall not be available for) any claim for indemnification pursuant to Section 9.2 unless and until the aggregate amount of indemnifiable Losses which may be recovered pursuant to Section 9.2 exceeds $100,000 (the “Basket”), at which point the Buyer Indemnitee will be entitled to indemnification under Section 9 from and against all Losses relating back to the first dollar; provided, however, that the Basket will not apply to Losses arising from or related to any claim for indemnification by the Buyer Indemnitees for: (i) any inaccuracy in or breach of a Fundamental  Representation,  a Specified Representation or any representation and warranty set forth in Section 2.19(q); or (ii) a claim pursuant to Sections 9.2(b), (c), (d), (e), (f), (g), (h), (i), (j) or (k).

(b)                                 The aggregate Losses for which a Covered Securityholder shall be required to provide indemnification, compensation or reimbursement hereunder shall not exceed an amount equal to such Covered Securityholder’s Pro Rata Share of the Escrow Fund (the “Cap”) and the Escrow Fund shall be the sole and exclusive source of payment for such Losses; provided, however, that the aggregate Losses resulting from or relating to: (A) any inaccuracy in or breach of a Fundamental Representation or a Specified Representation; or (B) a claim pursuant to Sections 9.2(b), (c), (d), (e), (f), (g), (h), (i), (j) or (k) for which the Covered Securityholders shall be required to provide indemnification, compensation or reimbursement under this Section 9 (including all other Losses subject to indemnification, compensation or reimbursement hereunder), shall not be subject to the Cap, but such aggregate Losses shall not exceed the Merger Consideration and such aggregate Losses for each Covered Securityholder shall not exceed such Covered Securityholder’s Pro Rata Share of the Merger Consideration.

(c)                                  Parent shall not be liable for any claim for indemnification pursuant to Section 9.3 unless and until the aggregate amount of indemnifiable Losses which may be recovered pursuant to Section 9.3 exceeds the Basket, at which point the Seller Indemnitee will be entitled to indemnification under Section 9 from and against all Losses relating back to the first dollar; provided however, that the aggregate Losses for which Parent shall be required to provide indemnification, compensation or reimbursement hereunder shall in no event (other than in the case of a claim based upon Parent’s fraud, willful breach or intentional misrepresentation) exceed Five Hundred Thousand Dollars ($500,000).

(d)                                 No Indemnitee may make a claim for indemnification, compensation or reimbursement under Section 9.2 for breach by any Person of a particular representation, warranty or covenant after the expiration of the survival period thereof specified in Section 9.1 (other than in the case of a claim based upon a Fraud Exception).

(e)                                  Notwithstanding anything in this Agreement to the contrary, for purposes of the Covered Securityholders’ indemnification, compensation and reimbursement obligations under this Section 9, all of the representations and warranties set forth in this Agreement that are qualified as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect or exception related thereto shall be deemed to have been made without any such qualification or exception for purposes of determining the amount of Losses resulting from, arising out of or relating to any breach of representation or warranty (but not whether a breach of such representation or warranty has occurred).

(f)                                   The Indemnitee’s right to indemnification, compensation and reimbursement under this Section 9 will not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnitee (including by any of its Representatives) or by reason of the fact that the Indemnitee or any of its Representatives knew or should have known at any time that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnitee’s waiver of any condition set forth in Section 6.

9.7                               No Circular Recovery. With respect to any claim brought by any Buyer Indemnitee relating to this Agreement and any of transactions contemplated hereby, each Covered Securityholder, by virtue of receiving payments pursuant to this Agreement and, if applicable, pursuant to the execution and delivery of his, her or its Letter of Transmittal, will be deemed to waive any right of subrogation, contribution, advancement, indemnification or other claim against the Surviving Corporation with respect to any amounts owed by such Person pursuant to this Section 9 as of such date.

9.8                               Tax Consequences of Indemnification Payments. Any payments made to an Indemnitee pursuant to any indemnification, compensation or reimbursement obligations under this Section 9 will be treated as adjustments to the Merger Consideration for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by law.

9.9                               Losses Net of Insurance; Mitigation. The amount of any Loss for which indemnification is provided under this Section 9 shall be net of (a) any amounts recovered by the Indemnitee pursuant to any indemnification by or indemnification agreement with any third party in excess of any costs incurred by such Indemnitee and its Affiliates in obtaining such indemnification (it being understood that none of such Indemnitee or its Affiliates shall be required to seek such indemnification), and (b) the amount by which (i) any insurance proceeds received under insurance policies of the Company in effect prior to the Closing as an offset against such Loss; exceed (ii) all costs incurred by Parent and its Affiliates, including attorneys’ fees and the costs of any premium increases in obtaining, such insurance proceeds (it being understood that none of Parent or its Affiliates shall be required to seek recovery against  any  such  insurance  policies).  If the amount to be netted hereunder from any payment (“Recovered Amount”) required under this Section 9 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnitee pursuant to this Section 9, the Indemnitee shall repay to the Indemnifying Party, promptly after receiving the Recovered Amount, any amount that the Indemnifying Party would not have had to pay pursuant to this Section 9 had such determination been made at the time of such payment. Each party shall use commercially reasonable efforts to mitigate any Losses.

9.10                                Setoff. In addition to any rights of setoff or other similar rights that any party may have at common law or otherwise, such party shall have the right to withhold and deduct any sum that may be owed to any party under this Section 9 (subject to the limitations set forth herein) from any amount otherwise payable to such party under this Agreement.

10.                               MISCELLANEOUS PROVISIONS

10.1                        Stockholders’ Agent.

(a)                                 The parties hereto agree that it is desirable to designate Andrey Zarur as an agent of the Covered Securityholders and as their attorney in fact (the  “Stockholders’ Agent”), with full power of substitution to act on behalf of the Covered Securityholders to the extent and in the manner set forth in this Agreement and the other Transaction Documents.  The Company has designated the Stockholders’ Agents as the agent and representative of the Covered Securityholders for purposes of this Agreement and the other Transaction Documents, and approval of this Agreement and the Merger by such holders pursuant to the Required Merger Stockholder Vote and each Letter of Transmittal shall constitute ratification and approval of such designation on the terms set forth herein and therein.  All decisions, actions, consents and instructions by the Stockholders’ Agent with respect to this Agreement and the other Transaction Documents shall be binding upon all of the Covered Securityholders in his capacity as such at and following the Effective Time under this Agreement and the other Transaction Documents, and no such Covered Securityholder shall have the right to object to, dissent from, protest or otherwise contest the same.  Parent and Merger Sub shall be entitled to rely on any decision, action, consent or instruction of the Stockholders’ Agent as being the decision, action, consent or instruction of the Covered Securityholders, and Parent and Merger Sub are hereby relieved from any liability to any person for acts done by them in accordance with any such decision, act, consent or instruction.  By way of amplification and not limitation, as the Stockholders’ Agent, the Stockholders’ Agent shall be authorized and empowered, as agent of and on behalf of all Covered Securityholders to give and receive notices and communications as provided herein, to object to any Indemnification Claims or purchase price adjustments, to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts and awards of arbitrators with respect to, such Indemnification Claims, Losses or purchase price adjustments, to waive after the Effective Time any breach or default of Parent or Merger Sub of any obligation to be performed by it under this Agreement, to receive service of process on behalf of each Covered Securityholder in connection with any claims against such Covered Securityholder arising under or in connection with this Agreement, any document or instrument provided for hereby or any of the transactions contemplated hereby or under any Transaction Document, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholders’ Agent for the accomplishment of the foregoing, or (ii) specifically mandated by the terms thereof.  Notices or communications to or from the Stockholders’ Agent shall constitute notice to or from the Covered Securityholders.  Any writing signed or action taken by the Stockholders’ Agent shall be sufficient to constitute a writing signed or action taken on behalf of the Covered Securityholders.

(b)                                 The Stockholders’ Agent may resign at any time, and in the event of the death, incapacity or resignation of the Stockholders’ Agent, a new Stockholders’ Agent may be appointed by the vote or written consent of Covered Securityholders holding a majority of the shares of Series A-1 Preferred Stock (or if following the Closing, by those Covered Securityholders that held a majority of the shares of Series A-1 Preferred Stock immediately prior to the Closing).  Notice of such vote or a copy of the written consent appointing such new Stockholders’ Agent shall be sent to Parent and, after the Effective Time, to the Surviving Corporation, such appointment to be effective upon the later of the date indicated in such consent and the date such consent is received by Parent and, after the Effective Time, the Surviving Corporation; provided that until such notice is received, Parent, Merger Sub and the Surviving Corporation, as applicable, shall be entitled to rely on the decisions, actions, consents and instructions of such prior Stockholders’ Agent as described in Section 10.1(a).

(c)                                  In dealing with this Agreement and any notice, instrument, agreement or document relating thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Stockholders’ Agent hereunder or thereunder, (i) the Stockholders’ Agent and his, her or its agents, counsel, accountants and other Representatives shall not assume any, and shall not incur any, responsibility whatsoever (in each case, to the extent permitted by applicable Legal Requirements) to any stockholder, optionholder or warrantholder of the Company, Parent, the Company, Merger Sub or the Surviving Corporation, including by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement or any such other agreement, instrument or document, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted willful misconduct or fraud; and (ii) the Stockholders’ Agent shall be entitled to rely in good faith on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Stockholders’ Agent pursuant to such advice shall in no event subject such Stockholders’ Agent to liability to any stockholder, optionholder or warrantholder of the Company, Parent, the Company, Merger Sub or the Surviving Corporation.

(d)                                 The Stockholders’ Agent may establish a reserve account (the “Reserve Account”) on account of all Covered Securityholders in accordance with their Pro Rata Shares in an aggregate amount equal to One Hundred Thousand Dollars ($100,000) (the amount so established, the “Reserve Amount”) to pay costs, fees and expenses incurred by or for the benefit of the Covered Securityholders on or after the Closing in connection with the transactions contemplated by this Agreement.  Upon the written request of the Stockholders’ Agent given to Parent at least two (2) business days prior to Closing, at the Closing Parent shall wire transfer the Reserve Amount to an account designated by the Stockholder Representative, which account shall be deemed to be a Schedule 1.12(d) Payment Recipient.  To the extent amounts placed into the Reserve Account are not used, or in the judgment of the Stockholders’ Agent are not expected to be used, to pay fees and expenses incurred in connection with the transactions contemplated by this Agreement including costs associated with any indemnification claims, such remaining amount, together with all earnings thereon, shall be distributed to the Covered Securityholders in proportion to their respective Pro Rata Shares.  The Stockholders’ Agent shall have sole and exclusive authority to disburse and pay amounts placed into the Reserve Account consistent with the provisions of this Agreement.

(e)                                  The grant of authority provided for in this Section 10.1 is coupled with an interest and is being granted, in part, as an inducement to Parent and Merger Sub to enter into this Agreement and the other Transaction Documents, and shall be irrevocable and survive the dissolution, liquidation or bankruptcy of the Company or the death, incompetency, liquidation or bankruptcy of any Covered Securityholder, shall be binding on any successor thereto and shall survive the assignment by any Covered Securityholder of the whole or any portion of his, her or its interest in the Merger Consideration.

(f)                                   All of the immunities and powers granted to the Stockholders’ Agent under this Agreement with respect to this Agreement and the other Transaction Documents shall survive the Closing and/or any termination of this Agreement, except that such powers shall terminate upon termination of this Agreement and if applicable the other Transaction Documents.

10.2                        Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

10.3                        Fees and Expenses. All fees and expenses incurred in connection with or related to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby shall be paid by each party incurring such fees or expenses, whether or not such transactions are consummated.

10.4                        Attorneys’ Fees. To the extent not already recovered by Parent as an indemnifiable Loss under Section 9, if any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

10.5                        Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent via facsimile before 5:00 p.m. (Pacific time) with confirmation of receipt, when transmitted and receipt is confirmed; (c) if sent via facsimile after 5:00 p.m. (Pacific time) with confirmation of receipt, the business day after being sent; (d) if sent by registered, certified or first class mail, the third business day after being sent; and (e) if sent by overnight delivery via a national courier service, one business day after being sent, in each case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

If to Parent or Merger Sub:

Veracyte, Inc.

7000 Shoreline Court, Suite 250

South San Francisco, CA 94080

Attention: General Counsel

Facsimile: 650.243.6301

with a copy (which shall not constitute notice) to:

Silicon Counsel LLP

228 Hamilton Ave., 3rd Floor

Palo Alto, CA 94301

Attention:  David Hubb

Facsimile: 650-440-4380

If to the Company (if before the Closing):

Allegro Diagnostics, Corp.

6 Clock Tower Place, Suite 255

Maynard, MA 01754

Attention: CFO

Facsimile:

with a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attention: William T. Whelan, Esq.

Telephone: (617) 542-6000

Fax: (617) 542-2241

If to the Company (if after the Closing):

Veracyte, Inc.

7000 Shoreline Court, Suite 250

South San Francisco, CA 94080

Attention: General Counsel

Facsimile: 650.243.6301

with a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attention: William T. Whelan, Esq.

Telephone: (617) 542-6000

Fax: (617) 542-2241

If to the Stockholder’s Agent:

Andrey Zarur, Stockholders’ Agent

c/o Kodiak Venture Partners III, L.P.

80 Williams Street, Suite 260

Wellesley, Massachusetts 02481

Fax: (781) 672-2501

Phone: (617) 240-4311

with a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attention: William T. Whelan, Esq.

Telephone: (617) 542-6000

Fax: (617) 542-2241

10.6                        Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

10.7                        Counterparts and Exchanges by Electronic Transmission or Facsimile. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

10.8                        Governing Law; Forum.

(a)                                 This Agreement shall be governed by, and construed in accordance with, the laws of the

State of California applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law.

(b)                                 Except as otherwise permitted under Section 10.10 and subject to Section 10.8(c), in any action between the parties hereto arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (i) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of any federal or state court sitting in Santa Clara County; and (ii) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid.

10.9                        Successors and Assigns. This Agreement shall be binding upon: (a) the Company and its successors and assigns (if any); (b) Parent and its successors and assigns (if any); and (c) Merger Sub and its successors and assigns (if any). This Agreement shall inure to the benefit of the Company, Parent, Merger Sub, the other Indemnitees and their respective successors and assigns (if any). The Persons referenced in Section 5.6 are intended third-party beneficiaries of such provisions and shall be entitled to enforce such provisions. After the Closing Date, Parent may freely assign any or all of its rights under this Agreement (including its indemnification, compensation and reimbursement rights under Section 9), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

10.10                 Exclusive Remedy; Remedies Cumulative; Specific Performance. Notwithstanding anything to the contrary herein but subject to the following sentence, the indemnification rights set forth in Section 9 are and shall be the sole and exclusive remedies of Parent, the Buyer Indemnitees and the Seller Indemnitees with respect to this Agreement and the transactions contemplated hereby. The rights and remedies of the parties hereto shall be cumulative (and not alternative). Subject to Section 8.3, the parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement, for the benefit of any other party to this Agreement: (a) such other party shall be entitled (in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such other party shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding. Each party to the extent permitted by applicable Legal Requirements hereby waives any defenses it may have to the remedy of specific performance provided for herein.

10.11                 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.12                 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any Legal Proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

10.13                 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered: (a) prior to the Closing Date, on behalf of all parties hereto; and (b) after the Closing Date, on behalf of Parent and the Stockholders’ Agent (acting exclusively for and on behalf of all of the Covered Securityholders).

10.14                 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

10.15                 Parties in Interest. Except for the provisions of Section 5.6 and Section 9, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

10.16                 Entire Agreement. This Agreement and the other Transaction Documents set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Effective Time; or (b) the date on which such Confidentiality Agreement is terminated in accordance with its terms.

10.17                 Disclosure Schedule. The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained herein permitting such disclosure, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section herein permitting such disclosure.

10.18                 Representation of the Company and the Covered Securityholders.  Parent agrees, on its own behalf and on behalf of the Surviving Corporation, that, following the Closing, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. may serve as counsel to the Covered Securityholders, the Stockholders’ Agent and their respective Affiliates in connection with any matters related to this Agreement and the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding any representation by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. prior to the Closing Date of the Company.

10.19                 Construction.

(a)                                 Ambiguities. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(b)                                 Including. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(c)                                  References. Except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.

(d)                                 Singular; Plural; Gender.  For purpose of this Agreement, whenever the context requires: (i) the singular number shall include the plural, and vice versa; (ii) the masculine gender shall include the feminine and neuter genders; (iii) the feminine gender shall include the masculine and neuter genders; and (iv) the neuter gender shall include the masculine and feminine genders.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

VERACYTE, INC.,
A Delaware corporation

By:	/s/ Bonnie H. Anderson

Name: Bonnie H. Anderson

Title: President and Chief Executive Officer

FULL MOON ACQUISITION, INC.
A Delaware corporation

By:	/s/ Julie A. Brooks

Name: Julie A. Brooks

Title: President

ALLEGRO DIAGNOSTICS, CORP.
A Delaware corporation

By:	/s/ Michael D. Webb
Name: Michael D. Webb
Title: President and Chief Executive Officer

[SIGNATURE PAGE TO MERGER AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

SELLER PARTIES

CHTP/FUNDING LLC

By:	Catalyst Health and Technology Partners II, LLC, Its Manager
By:	CHTP GP, LLC, Its Manager

By:	/s/ Joshua S. Phillips
Name: Joshua S. Phillips
Title: Managing Member

CATALYST HEALTH VENTURES L.P.

By:	CHV GP, LLC, Its General Partner

By:	/s/ Joshua S. Phillips
Name: Joshua S. Phillips
Title: Managing Member

CATALYST HEALTH VENTURES (P.F.) L.P.

By:	CHV GP, LLC, Its General Partner

By:	/s/ Joshua S. Phillips
Name: Joshua S. Phillips
Title: Managing Member

[SIGNATURE PAGE TO MERGER AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

SELLER PARTIES

Kodiak Venture Partners III, L.P.

By: Kodiak Ventures Management III, L.P., its General Partner
By: Kodiak Ventures Management (GP), LLC, its General Partner
By: Kodiak Ventures Management Corporation, Inc., its Member

By:	/s/ Louis J. Volpe
Name: Louis J. Volpe
Title: Managing Member

Kodiak III Entrepreneurs Fund, L.P.

By: Kodiak Ventures Management III, L.P., its General Partner
By: Kodiak Ventures Management (GP), LLC, its General Partner
By: Kodiak Ventures Management Corporation, Inc., its Member

By:	/s/ Louis J. Volpe
Name: Louis J. Volpe
Title: Managing Member

[SIGNATURE PAGE TO MERGER AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

STOCKHOLDERS’ AGENT, and solely in his capacity as such,

By:	/s/ Andrey Zarur
Name: Andrey Zarur

[SIGNATURE PAGE TO MERGER AGREEMENT]

LIST OF EXHIBITS

Exhibit A:	Definitions
Exhibit B:	Certificate of Merger
Exhibit C:	Certificate of Incorporation of Merger Sub
Exhibit D:	Escrow Agreement
Exhibit E:	Letter of Transmittal
Exhibit F:	Irrevocable Instructions
Exhibit G:	Proprietary Information and Confidentiality Agreement
Exhibit H:	Accredited Investor Status
Exhibit I:	Resignations
Exhibit J:	Release

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Accounts Payable” means cash trade obligations related to vendors incurred in the normal course of business in the forty five (45) days preceding Closing and which are not classified as Indebtedness.

“Accounts Receivable” means cash trade receivables related to customers incurred in the normal course of business in the forty five (45) days preceding Closing.

“Agreement” shall have the meaning set forth in the introductory paragraph hereto.

“Acquisition Proposal” means any proposal, plan, agreement, understanding or arrangement contemplating (directly or indirectly) (i) any merger, consolidation, reorganization, recapitalization or similar transaction involving the Company, any of the Company’s Subsidiaries or any other entity controlled by the Company or any of the Company’s Subsidiaries, (ii) any transfer or issuance of any capital stock or other securities of the Company, any of the Company’s Subsidiaries or any other entity controlled by the Company or any of the Company’s Subsidiaries, except for stock options granted and shares issued upon the exercise of stock options, in each case in the ordinary course of business and consistent with the Company’s past practices, (iii) any transfer of any material asset of the Company, any of the Company’s Subsidiaries or any other entity controlled by the Company or any of the Company’s Subsidiaries, or (iv) any similar transaction that may be inconsistent with or that may have an adverse effect upon any of the transactions contemplated by the Agreement (it being understood that, for the avoidance of doubt and without limiting the foregoing, this clause “(iv)” prohibits the Company from entering into transactions in which the Company assigns, sells or licenses any of its Intellectual Property Rights to a third party or transactions that would result in the other contracting party having any consent, other approval rights or adverse consequences that may be triggered by the Merger and the other transactions contemplated hereunder).

“Act” shall have the meaning set forth in Section 2A.3.

“Affiliate” or “Affiliate” of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such specified person.

“Affymetrix Note” means the promissory note issued by the Company to Affymetrix, Inc., a Delaware corporation.

“Agreement” shall have the meaning set forth in the introductory paragraph hereto.

“Associate” or “Associates” means, with respect to either party, (i) such party’s Subsidiaries and other entities under the control of such party, (ii) such party’s directors, officers, employees, agents, representatives, accountants, attorneys and advisors, and (iii) the directors, officers, employees, partners, agents, representatives, accountants, attorneys and advisors of such party’s Subsidiaries and other Affiliates.

“Audited Financial Statements” shall have the meaning set forth in Section 2.4(a).

“Basket” shall have the meaning set forth in Section 9.6(a).

“Buyer Indemnitees” means the following Persons: (a) Parent; (b) Parent’s current and future Affiliates (including Merger Sub and, following the Merger, the Surviving Corporation); and (c) the respective successors and assigns of the Persons referred to in clauses “(a)” and “(b)” above.

“Cancelled Shares” shall have the meaning set forth in Section 1.5(b).

“Cap” shall have the meaning set forth in Section 9.6(b).

“Cash Consideration” means an amount, in cash, equal to the aggregate of the following:  (i) the Initial Cash Consideration; minus (i) the Escrow Amount; minus (ii) the Holdback Amount; minus (iii) an amount equal to the Estimated Closing Indebtedness (as set forth on the Indebtedness Certificate), plus (iv) an amount equal to the Estimated Adjustment, if any (which may be a positive or negative number), plus (ii) an amount equal to the adjustment required for purposes of the Final Adjustment in accordance with Section 1.8(d) (which may be a positive or negative number), if any.

“Catalyst” shall have the meaning set forth in the introductory paragraph hereto.

“Certificate of Merger” shall have the meaning set forth in Section 1.3.

“Charter Documents” shall have the meaning set forth in Section 2.2.

“CLIA” means the Clinical Laboratory Improvement Amendments of 1988, as amended together with any rule, regulation, interpretation, guidance document, policy, judgment lawfully issued or promulgated thereunder by the Center for Medicare and Medicaid (or any predecessor entity).

“Closing” shall have the meaning set forth in Section 1.3.

“Closing Indebtedness Statement” shall have the meaning set forth in Section 1.9(b).

“Closing Date” shall have the meaning set forth in Section 1.3.

“Closing Indebtedness” shall have the meaning set forth in Section 1.9(a).

“COBRA” shall have the meaning set forth in Section 2.19(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the introductory paragraph hereto.

“Company Capital Stock” means the shares of Company Common Stock and Company Preferred Stock, collectively.

“Company Charter Documents” shall have the meaning set forth in Section 5.6(b).

“Company Closing Certificate” shall have the meaning set forth in Section 6.6(f).

“Company Common Stock” means the shares of Common Stock of the Company, $0.01 par value per share

“Company Contract” means any Contract: (a) to which the Company is a party; (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

“Company Cure Period” shall have the meaning set forth in Section 8.1(e).

“Company Databases” shall have the meaning set forth in Section 2.14(p).

“Company Employee” means any current or former employee, independent contractor, consultant (or similar relationship) or director of the Company or any affiliate of the Company.

“Company Employee Agreement” means each management, employment, severance, separation, bonus, commissions, consulting, contractor, relocation, repatriation or expatriation agreement, loan, visa, change in control, work permit, offer letter or other Contract between the Company and any Company Employee, whether written, unwritten or otherwise.

“Company Employee Plan” means any plan, program, policy, practice, Contract or other arrangement providing for compensation, bonus, commissions, incentive pay or benefits, severance, termination pay, deferred compensation, performance awards, options, stock, restricted stock units, stock appreciation rights or other stock- related awards, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, that is or has been maintained, contributed to, or required to be contributed to, by the Company for the benefit of any Company Employee, or with respect to which the Company has or may have any liability or obligation, including each “employee benefit  plan,” within the meaning of Section 3(3) of ERISA, and excluding any Company Employee Agreement.

“Company Financial Statements” shall have the meaning set forth in Section 2.4(a).

“Company IP” means all Intellectual Property and Intellectual Property Rights in which the Company has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

“Company IP Contract” means any Contract to which the Company is or was a party or by which the Company is or was bound, that contains any assignment or license of, or any covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP or any Intellectual Property developed by, with or for the Company.

“Company Option” means all the outstanding stock options, stock issuance rights, stock appreciation rights, limited stock appreciation rights and stock purchase rights heretofore granted under any stock option, incentive or similar plan, agreement or arrangement of the Company and any subsidiaries.

“Company Option Holder” means a legal record holder of a Company Option.

“Company Option Plans” means the 2008 Equity Incentive Plan.

“Company Permits” shall have the meaning set forth in Section 2.16(c)(v).

“Company Preferred Stock” means the shares of Series A Preferred Stock, $0.01 par value per share of the Company, the shares of Series A-1 Preferred Stock, $0.01 par value per share of the Company, and any other series of preferred stock authorized and issued as of the date hereof, collectively.

“Company Products” means all products produced, manufactured, marketed or distributed at any time by the Company.

“Company Real Property” shall have the meaning set forth in Section 2.13(b).

“Company Returns” shall have the meaning set forth in Section 2.18(a).

“Company Software” shall have the meaning set forth in Section 2.14(l)(iv).

“Company Stock Certificates” shall have the meaning set forth in Section 1.12(d).

“Company Warrant” means all warrants to purchase or otherwise acquire shares of Company Capital Stock that are outstanding as of the date hereof or immediately prior to the Closing.

“Confidential Information” shall have the meaning set forth in Section 2.14(o).

“Confidentiality Agreement” means the Confidential Disclosure Agreement by and between the Company and Parent dated November 16, 2012.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Consideration Shares” means the shares of Parent Common Stock issued pursuant to the Merger as part of the Stock Consideration.

“Contaminant” shall include any material, substance, chemical, gas, liquid, waste, effluent, pollutant or contaminant which, whether on its own or admixed with another, is identified or defined in or regulated by or pursuant to any Environmental Laws or which upon release into the Environment presents a danger to the Environment or to the health or safety or welfare of any Person, including petroleum or petroleum products, natural gas, synthetic gas, radon, methylene chloride and asbestos.

“Continuing Employee” shall have the meaning set forth in Section 5.7.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“Convertible Notes” means the Senior Notes and the Junior Notes.

“Covered Securities” means shares of Series A-1 Preferred Stock (other than Cancelled Shares and Dissenting Shares).

“Covered Securityholders” means the holders of Covered Securities.

“D&O Tail” shall have the meaning set forth in Section 5.6.

“Delaware Law” shall have the meaning set forth in paragraph A. of the recitals hereto.

“Designated Country” shall have the meaning set forth in Section 2.28.

“Designated National” shall have the meaning set forth in Section 2.28

“Disclosure Documents” shall have the meaning set forth in Section 2A.7.

“Disclosure Schedule” means the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company and prepared in accordance with Section 10.17.

“Dissenting Shares” shall have the meaning set forth in Section 1.11.

“Effective Time” shall have the meaning set forth in Section 1.3.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environment” includes: (a) any and all buildings, structures, fixtures, fittings, appurtenances, pipes, conduits, valves, tanks, vessels and containers whether above or below ground level; and (b) ambient air, land surface, sub-surface strata, soil, surface water, ground water, river sediment, marshes, wet lands, flora and fauna.

“Environmental Costs” means any and all losses, liabilities, obligations, damages (including, compensatory and punitive damages), fines, penalties, judgments, actions, claims, costs, and expenses (including, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies and clean up, remedial, removal or treatment activities, or in any other way addressing any Hazardous Materials) arising from, under or pursuant to any Environmental Law.

“Environmental Law” means: (a) the common law; and (b) all Legal Requirements, by-laws, orders, instruments, directives, decisions, injunctions and judgments of any government, local government, international, supranational, executive, administrative, judicial or regulatory authority or agency and all approved  codes  of practice (whether voluntary or compulsory) relating to the protection of the Environment or of human health or safety or welfare or to the manufacture, formulation, processing, treatment, storage, containment, labeling, handling, transportation, distribution, recycling, reuse, release, disposal, removal, remediation, abatement or clean-up of any Contaminant and any amendment thereto and any and all regulations, orders and notices made or served thereunder or pursuant thereto).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 2.19(k).

“Escrow Account” shall have the meaning set forth in Section 1.7(a).

“Escrow Agent” shall have the meaning set forth in Section 1.7(a).

“Escrow Agreement” shall have the meaning set forth in Section 1.7(a).

“Escrow Amount” shall have the meaning set forth in Section 1.7(a).

“Escrow Fund” shall have the meaning set forth in Section 1.7(a).

“Escrow Release Date” shall have the meaning set forth in Section 1.7(a).

“Estimated Adjustment” shall have the meaning set forth in Section 1.8(a).

“Estimated Closing Indebtedness” shall have the meaning in Section 1.9(d).

“Estimated Net Working Capital” shall have the meaning set forth in Section 1.8(a).

“Estimated Net Working Capital Statement” shall have the meaning set forth in Section 1.8(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expiration Date” shall have the meaning set forth in Section 8.1(b).

“Facilities” will mean all buildings and improvements on any Property.

“Fair Market Value” means the average closing prices of Parent Common Stock as reported on the Nasdaq Global Market for the twenty (20) trading days prior to the date of the Agreement, which is $13.27 per share.

“FDA” means the United States Food and Drug Administration.

“FDCA” means the Federal Food, Drug and Cosmetic Act, as amended, together with any rule, regulation, interpretation, guidance document, policy, judgment lawfully issued or promulgated by the FDA.

“Final Adjustment” shall have the meaning in Section 1.8(b).

“Final Closing Indebtedness” shall have the meaning set forth in Section 1.9(d).

“Final Net Working Capital” shall have the meaning set forth in Section 1.8(b).

“Final Net Working Capital Statement” shall have the meaning set forth in Section 1.8(b).

“FIRPTA Notification” shall have the meaning set forth in Section 4.9.

“FIRPTA Statement” shall have the meaning set forth in Section 4.9.

“FMLA” shall have the meaning set forth in Section 2.19(i).

“Food and Drug Regulations” mean the Federal Food Drug and Cosmetic Act and all Legal Requirements that have been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect thereunder or otherwise by or under the authority of the FDA.

“401(k) Plan” shall have the meaning set forth in Section 4.6.

“Fraud Exception” shall have the meaning set forth in Section 9.1(a).

“Fundamental Representations” shall have the meaning set forth in Section 9.1(a).

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances of the date of determination, consistently applied.

“Gala Therapeutics” means Gala Therapeutics BVBA — SPRL, an entity formed under the laws of Belgium.

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold or other fungi and urea formaldehyde insulation.

“HIPAA” shall have the meaning set forth in Section 2.19(i).

“Holdback Amount” shall have the meaning set forth in Section 1.7(b).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, without duplication, all obligations (including all obligations for principal, interest, premiums, penalties, fees, and breakage costs) of the Company (i) in respect of indebtedness for money borrowed and indebtedness evidenced by notes, debentures, bonds or other similar instruments; (ii) issued or assumed as the deferred purchase price of property, or services, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities); (iii) under leases required to be capitalized in accordance with GAAP; (iv) secured by a Lien against any of its property or assets; (v) for bankers’ acceptances or similar credit transactions issued for the account of the Company; (vi) under any currency or interest rate swap, hedge or similar protection device; (vii) under any letters of credit, performance bonds or surety obligations; (viii) in respect of all obligations of other persons of the type referred to in clauses “(i)” through “(iv)” the payment of which the Company is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; (ix) any unpaid Transaction Expenses; (x) unpaid dividends or other obligations to any holder of Company Capital Stock, Company Options, Convertible Notes or other Company security regardless of whether incurred in connection with borrowed money or in the normal course of business; (xi) with respect to employee obligations, including all withholding and payroll tax amounts; (xii) vendor obligations for which payment has been deferred contractually or for which payment has not been made according to invoice or contractual terms; (xiii) obligations related to the Company’s facility located at 6 Clock Tower Place, Suite 255, Maynard, MA 01754; (xiv) obligations related to testing, collection, maintenance, or assessment of patients and related samples; and (xv) any consulting arrangements with terms that extend beyond Closing which do not include a 30-day termination provision.

“Indebtedness Certificate” shall have the meaning set forth in Section 1.9(a).

“Indemnification Claim” shall have the meaning set forth in Section 9.5(a).

“Indemnitees” means any and all Buyer Indemnitees and Seller Indemnitees.

“Independent Accountant” shall have the meaning set forth in Section 1.8(c).

“Information Statement” means a statement prepared by the Company and relating to the vote by the stockholders of the Company on the adoption of the Agreement and the approval of the Merger and the other transactions contemplated by the Agreement.

“Initial Cash Consideration” means an amount, in cash, equal to $8,202,682.

“Intellectual Property” means intellectual property in its customary broad sense, including sales methodologies and processes, training protocols and similar methods and processes, algorithms, APIs, apparatus, circuit designs and assemblies, gate arrays, IP cores, net lists, photomasks, mask works, mask work rights, test vectors, databases, data collections, design rules, diagrams, formulae, inventions (whether or not patentable), know- how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

“Intellectual Property Rights” means all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

“Interim Balance Sheet” shall have the meaning set forth in Section 2.4(a).

“Interim Balance Sheet Date” shall have the meaning set forth in Section 2.4(a).

“Interim Balance Sheet Accounts Receivable” shall have the meaning set forth in Section 2.8(a).

“Irrevocable Instructions” shall have the meaning set forth in Section 1.12(d).

“Junior Lenders” means Kodiak, Kodiak Venture and Catalyst.

“Junior Notes” means the convertible promissory notes in the aggregate principal amount of $4,000,000 issued by the Company to the Junior Lenders pursuant to the terms of the Junior Note Purchase Agreement.

“Junior Note Purchase Agreement” means that Note Purchase Agreement dated as of June 28, 2013 by and among the Company and the Junior Lenders pursuant to which the Company issued the Junior Notes to the Junior Lenders.

An individual shall be deemed to have “Knowledge” of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual, after reasonable investigation, should have known such fact or other matter under the circumstances. The Company shall be deemed to have “Knowledge” of a particular fact or other matter if any officer or director of the Company or any of the following individuals has Knowledge of such fact or other matter: Michael D. Webb, Avrum Spira, M.D., MSc, Duncan Whitney, Ph.D, Ed Parson and Kate Porta.

“Kodiak” shall have the meaning set forth in the introductory paragraph hereto.

“Kodiak Venture” shall have the meaning set forth in the introductory paragraph hereto.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, including with respect to the import or export of Company Products.

“Letter of Transmittal” shall have the meaning set forth in Section 1.12(d).

“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Lien” means any lien, encumbrance, mortgage, pledge, hypothecation, charge, security interest, deed of trust, ground lease, lease, sublease, assessment, tenancy, claim, community property interest, easement, equitable interest, option, right of first refusal, voting trust or arrangement, transfer restriction of any kind, including, any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership or restriction of any nature.

“List” means the United States Environmental Protection Agency’s National Priorities List of Hazardous Waste Sites or any other list, schedule, log, inventory or record, however defined, maintained by any Governmental Body with respect to sites from which there has been a Release of Hazardous Materials.

“Loss” or “Losses” means any and all actions, suits, proceedings, hearings, investigations, charges, complaints, demands, injunctions, judgments, orders, decrees, rulings, dues, amounts paid in settlement, Taxes, Liens, damages, liabilities, losses (irrespective of the characterization thereof), claims, obligations, assessments, fines, penalties, costs and expenses (including reasonable fees and expenses of counsel, accountants and other applicable professionals), whether direct or indirect, and whether or not arising out of Third Party Claims, and including all amounts paid in investigation, defense, settlement or enforcement of the foregoing. The parties acknowledge and agree that, after the Closing Date, Losses of the Company shall constitute Losses of Parent.

“Material Contracts” shall have the meaning set forth in Section 2.15(a).

“Material Adverse Effect” means any change, event, effect, claim, circumstance or matter (each, an “Effect”) that (considered together with all other Effects) is, or would reasonably be expected to be or to become, materially adverse to: (a) the business, condition, assets, capitalization, Intellectual Property, Liabilities, operations, results of operations, financial performance or prospects of the Company; (b) Parent’s right to own, or to receive dividends or other distributions with respect to, the stock of the Surviving Corporation; or (c) the ability of the Company to perform any of its material covenants or obligations under the Agreement or under any other Contract or instrument executed, delivered or entered into in connection with any of the transactions contemplated by the Agreement.

“Merger” shall have the meaning set forth in paragraph A. of the recitals hereto.

“Merger Consideration” means the aggregate of the Initial Cash Consideration and the Stock Consideration payable by (or at the direction of) Parent to Covered Securityholders pursuant to the Agreement.

“Merger Consideration Certificate” shall have the meaning set forth in Section 6.6(g).

“Merger Sub” shall have the meaning set forth in the introductory paragraph hereto.

“Net Working Capital” shall have the meaning set forth in Section 1.8(a).

“Net Working Capital Estimate” shall have the meaning set forth in Section 1.8(a).

“Officer’s Certificate” shall have the meaning set forth in Section 9.5(c)(i).

“Open Source Code” means any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Acquireric License, or Sun Community Source License.

“Parent” shall have the meaning set forth in the introductory paragraph hereto.

“Parent Cash True-Up” shall have the meaning set forth in Section 1.8(d).

“Parent Common Stock” means Parent’s common stock, par value $0.001 per share.

“Parent Cure Period” shall have the meaning set forth in Section 8.1(f).

“Permitted Lien” means (i) Liens for Taxes and other governmental charges and assessments which are not yet due and payable, or which are being contested in good faith and for which the Company has provided adequate reserves in accordance with GAAP, (ii) Liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the ordinary course of business for sums not yet due and payable, or which are being contested in good faith and for which the Company has provided adequate reserves in accordance with GAAP, (iii) purchase money liens or Liens incurred under equipment leases, (iv) pledges or deposits made in the ordinary course of business not incurred in connection with borrowed money, (v) other Liens or imperfections on property which are not material in amount or do not materially detract from the value or the property affected by such lien or imperfection, (vi) zoning, planning, and other similar limitations and restrictions, and all rights of any Governmental Body to regulate any property, (vii) all matters of record, that would not, in the aggregate, reasonably be expected to materially detract from the value of the affected property, and (viii) any Lien that is released on or prior to the Closing.

“Person” means any individual, Entity or Governmental Body.

“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allow the identification of a natural person.

“Pre-Closing Period” shall have the meaning set forth in Section 4.1.

“Pre-Closing Taxes” means any Taxes of the Company for any tax period of the Company (i) ending on or prior to the Closing Date; or (ii) commencing prior to and ending after the Closing Date to the extent allocable to the pre-closing portion of such tax period. The amount of any tax based on or measured by income or receipts of the Company that is allocable to the pre-closing portion of a tax period described in (ii) shall be determined based on an interim closing of the books as of 5:00 p.m. (Pacific time) on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of any other tax of the Company for such a tax period that is allocable to the pre-closing portion thereof shall be deemed to be the amount of such tax for the entire tax period multiplied by a fraction, the numerator of which is the number of days in the tax period ending on the Closing Date and the denominator of which is the total number of days in tax period.

“Privacy Laws” means all applicable security and privacy standards regarding protected health information under (i) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, including the regulations promulgated thereunder (collectively “HIPAA”) and (ii) any applicable state privacy Legal Requirements.

“Promissory Note” means any promissory note or similar instrument issued by the Company, whether or not convertible into shares of Company Capital Stock.

“Pro Rata Share” means with respect to any Covered Securityholder, the percentage obtained by dividing (i) the number of shares of Company Series A-1 Preferred Stock held by such Covered Securityholder immediately prior to the Effective Time by (ii) the total number of outstanding shares of Company Series A-1 Preferred Stock immediately prior to the Effective Time (in the cases of clauses “(i)” and “(ii)”: (A) excluding Cancelled Shares and (B) excluding Dissenting Shares for purposes of Section 9 of the Agreement).

“Property” means the real property leased, owned, operated, used or occupied by the Company either currently or in the past.

“Proprietary Information and Invention Agreement” means the Company’s standard Proprietary Information and Inventions Agreement, substantially in the form of Exhibit E, as such standard form may be amended and supplemented by the Company.

“Recovered Amount” shall have the meaning set forth in Section 9.9.

“Registered IP” means all Intellectual Property Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights, registered trademarks and all applications for any of the foregoing.

“Regulatory Action” means any Legal Proceeding with respect to the Company brought or instigated by any Governmental Body in connection with any Environmental Costs, Release of Hazardous Materials or any Environmental Law.

“Regulatory Documentation” shall have the meaning set forth in Section 2.16(c)(vi).

“Related Party” means: (a) each stockholder who holds more than 1% of the Company; (b) each individual who is, or who has at any time since January 1, 2010 been, an officer or director of the Company; (c) each member of the immediate family of each of the individuals referred to in clauses “(a),” and “(b)” above; and (d) any trust or other Entity (other than the Company) in which any one of the Persons referred to in clauses “(a),” “(b)” and “(c)” above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest (provided, however, notwithstanding the foregoing, the other portfolio companies of the venture capital funds and other investors in the Company with whom a director is affiliated shall be deemed not to be Related Parties).

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property.

“Release Agreement” means the general release and waiver of all claims against the Company and Seller and their respective Affiliates, substantially in the form of Exhibit J.

“Representatives” means officers, directors, employees, agents, attorneys, accountants, advisors and any other representatives.

“Required Merger Stockholder Vote” shall have the meaning set forth in Section 2.26(a).

“SEC” shall have the meaning set forth in Section 2A.3.

“Section 280G” means, collectively, the parachute payment provisions of Section 280G of the Code and the Treasury Regulations thereunder.

“Seller Indemnitees” means the following Persons: (a) the Covered Securityholders, (b) the Covered Securityholders’ current and future Affiliates and (c) the respective successors and assigns of the Persons referred to in clauses “(a)” and (“b”) above.

“Seller Parties” shall have the meaning set forth in the introductory paragraph hereto.

“Senior Lenders” means Kodiak, Kodiak Venture and Catalyst.

“Senior Notes” means the convertible promissory notes in the aggregate principal amount of $1,625,000 issued by the Company to the Senior Lenders pursuant to the terms of the Senior Note Purchase Agreement.

“Senior Note Purchase Agreement” means that Note Purchase Agreement dated as of March 28, 2014 by and among the Company and the Senior Lenders pursuant to which the Company issued the Senior Notes to the Senior Lenders.

“Series A-1 Per Share Cash Amount” means for each share of Company Series A-1 Preferred Stock, an amount equal to the Cash Consideration multiplied by the Pro Rata Share.

“Series A-1 Per Share Stock Amount” means for each share of Company Series A-1 Preferred Stock, the Stock Consideration divided by number of shares of Company Series A-1 Preferred Stock outstanding immediately prior to the Effective Time.

“Series A-1 Per Share Holdback Amount” means for each share of Company Series A-1 Preferred Stock, an amount, in cash, equal to the Holdback Amount multiplied by the Pro Rata Share.

“Significant Supplier” shall have the meaning set forth in Section 2.9.

“Social Security Act” shall have the meaning set forth in Section 2.16(b)(vi).

“Specified Current Assets” means Accounts Receivable, cash, deposits and prepaid expenses.

“Specified Current Liabilities” means Accounts Payable and items that constitute Indebtedness and which have been accrued for on the Estimated Net Working Capital Statement and which are not otherwise reflected in the Closing Indebtedness.

“Specified Offer Letter” means an offer letter for employment with Parent (or any Affiliate thereof) that provides for total compensation and benefits that are substantially similar to the total compensation and benefits such recipient had received at the Company as of the date of the Agreement (it being understood that total compensation and benefits might still be substantially similar even though individual items of compensation and benefits will differ).

“Specified Representations” shall have the meaning set forth in Section 9.1(a).

“Stockholders’ Agent” shall have the meaning set forth in Section 10.1(a).

“Stockholders’ Agent Fees” shall have the meaning set forth in Section 10.1(f).

“Stock Consideration” means the number of shares of Parent Common Stock issuable by Parent to the Covered Securityholders determined by dividing (i) the difference of Twenty-One Million Dollars ($21,000,000) minus the Initial Cash Consideration by (ii) the Fair Market Value of a share of Parent Common Stock.

An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Subordinated Lender” means Gala Therapeutics.

“Subordinated Note” means the Senior Secured Convertible Promissory Note issued by the Company on October 30, 2013 to the Subordinated Lender in the aggregate principal amount of $1,300,000.

“Support Agreement” shall have the meaning set forth in paragraph D. of the recitals hereto.

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Tax” includes all forms of taxation and statutory, governmental, supra-governmental, state, principal, local government or municipal impositions, duties, contributions, charges and levies, whenever imposed, and all penalties, charges, surcharges, costs, expenses and interest relating thereto and without limitation all employment taxes and any deductions or withholdings of any sort regardless of whether any such taxes, impositions, duties, contributions, charges and levies are chargeable directly or primarily against or attributable directly or primarily to the Company, or any other person and of whether any amount in respect of any of them is recoverable from any other person.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Testing Product” shall have the meaning set forth in Section 2.16(b)(i).

“Third Party Claim” shall have the meaning set forth in Section 9.

“Third Party Claim Notice” shall have the meaning set forth in Section 9.5(b).

“Third-Party Environmental Claim” means any Legal Proceeding (other than a Regulatory Action) based on negligence, trespass, strict liability, nuisance, toxic tort or any other cause of action or theory relating to any Environmental Costs, Release of Hazardous Materials or any violation of Environmental Law.

“Transaction Documents” means the Agreement, the Escrow Agreement, the Letter of Transmittal and each other agreement, document or instrument referred to in or contemplated by the Agreement.

“Transaction Expenses” means the aggregate amount of all payments that become due and payable as a result of the Merger including, but not limited to (in each case only to the extent that (A) payment is sought from Parent, the Company or the Surviving Corporation and (B) such payment has not been made prior to the Closing or included in the calculation of Final Net Working Capital) employee bonuses, third party fees, costs and expenses that are or may be incurred by the Company and if applicable any security holders of the Company, or the Stockholders’ Agent on behalf of such security holders, in connection with the preparation, negotiation and execution of the Agreement and the consummation of the transactions contemplated hereby, including: (i) the fees and disbursements of the financial advisor and outside counsel to the Company and/or the Stockholders’ Agent incurred in connection with the transactions contemplated hereby; (ii) the out-of-pocket fees and expenses of any other agents, advisors, consultants and experts employed or engaged by the Company and/or the Stockholders’ Agent in connection with the Merger, including the fees and expenses payable to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and Covington Associates LLC; (iii) the expenses of the Stockholders’ Agent incurred, or that may be incurred, in such capacity; and (iv) the total premium paid or payable by the Company to satisfy its obligations under Section 5.6 with respect to the purchase of the D&O Tail.

“Transfer Agent” means Broadridge Financial Solutions, Inc.

“WARN” shall have the meaning set forth in Section 2.19(a).